Exhibit 10.6

EXECUTION COPY

CREDIT AGREEMENT

dated as of December 23, 2016

between

NYM HOLDING, INC.,

as Borrower

and

KEYBANK NATIONAL ASSOCIATION,

as Lender

$25,000,000 Senior Secured Credit Facilities

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	4.18	Hazardous Materials	22
	4.19	Government Regulation	22
	4.20	Margin Regulations	22
	4.21	Disclosure	22
	4.22	Incorporation by Reference	23
	4.23	Anti-Corruption Laws and Sanctions	23

5.	AFFIRMATIVE COVENANTS		23

	5.1	Compliance with Laws, Etc	23
	5.2	Financial Statements and Other Information	24
	5.3	Insurance	26
	5.4	Payments	26
	5.5	Use of Proceeds	27
	5.6	Bank Accounts	27
	5.7	Estoppel Certificates	27
	5.8	Fees	28
	5.9	ERISA	28
	5.10	Subsidiaries	28
	5.11	Further Assurances	28
	5.12	SPAC Merger	29
	5.13	Post-Closing Obligations	29

6.	NEGATIVE COVENANTS		31

	6.1	Hazardous Materials	31
	6.2	Indebtedness	31
	6.3	[Reserved]	31
	6.4	Liens	32
	6.5	Changes	33
	6.6	Investment	33
	6.7	Distributions	34
	6.8	Transactions with Affiliates	34
	6.9	Permitted Activities of iFresh	34
	6.10	Amendments of SPAC Merger Documents	34
	6.11	Restrictive Agreements	34

7.	FINANCIAL COVENANTS		35

	7.1	Financial Tests	35

8.	RIGHTS AND REMEDIES OF THE LENDER		35

	8.1	Rights Exercisable Regardless of Default	35
	8.2	Effect of Exercise of Rights	35
	8.3	Events of Default	35
	8.4	Remedies	37
	8.5	Set Off	38
	8.6	Power of Attorney	38
	8.7	Waivers and Enforcement of Rights	38
	8.8	Application of Proceeds	39

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9.	DEFINITIONS		39

10.	CONFIDENTIALITY		51

	10.1	Receipt of Information	51
	10.2	Non-Disclosure	51
	10.3	Public Information	52
	10.4	Terms of Loan Documents	52

11.	GENERAL		52

	11.1	Lender’s Expenses	52
	11.2	Defeasance	53
	11.3	Other Representations and Warranties	53
	11.4	Survival	53
	11.5	Notices	53
	11.6	Amendments	54
	11.7	Successors and Assigns	54
	11.8	Governing Law	54
	11.9	Litigation	54
	11.10	Entire Agreement; Severability	55
	11.11	Counterparts	55
	11.12	Headings	55
	11.13	USA PATRIOT Act	55

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as from time to time amended, restated, supplemented or otherwise modified from time to time and in effect, this “Agreement”) is made as of December 23, 2016 (the “Effective Date”), by and between NYM HOLDING, INC., a Delaware corporation (the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, with an address at 660 White Plains Road, 2nd Floor, Tarrytown, NY 10591 (together with its permitted successors and assigns, the “Lender”).

RECITALS:

WHEREAS, pursuant to the SPAC Merger Documents (as defined herein), the parties thereto have agreed to consummate the SPAC Merger Transactions (as defined herein) on or before February 18, 2017, subject to the terms and conditions set forth therein;

WHEREAS, the Borrower and the Lender have agreed to execute and deliver this Agreement and the other Loan Documents (as defined herein) prior to the consummation of the SPAC Merger Transactions; and

WHEREAS, the Borrower has requested that the Lender (i) make available to the Borrower a $5,000,000 revolving credit facility for the making, from time to time, of Advances (as defined herein) and the issuance, from time to time, of Letters of Credit (as defined herein), (ii) make the Effective Date Term Loan in an aggregate principal amount of $15,000,000 on the Effective Date, and (iii) make the Delayed Draw Term Loan (as defined herein) in an aggregate principal amount of up to $5,000,000 on or within 365 days following the Effective Date, in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for due consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 9 hereof.

2. CREDIT FACILITIES.

2.1 Revolving Credit Facility. The Lender agrees to lend hereunder (the “Revolving Credit Facility”) to the Borrower on such dates as the Borrower shall from time to time request pursuant to Section 2.1(d) hereof, such amounts (such amounts so lent on any date being referred to herein as an “Advance”) which, when added to all other Advances then outstanding to the Borrower under this Section 2.1, plus the amount of L/C Credit Extensions under Section 2.1(f), shall not exceed $5,000,000 (the “Maximum Revolving Credit Amount”). Any Advances made hereunder shall be made by crediting the amount thereof on the date requested in immediately available funds to any of the regular deposit accounts of the Borrower with the Lender or in such other manner as the Borrower shall request in writing. The Borrower may from time to time borrow, repay without penalty and reborrow, subject to the terms and conditions hereof, all amounts borrowed hereunder.

(a) Revolving Loan Account. In connection with the Revolving Credit Facility established in this Section 2.1, the Lender will establish and maintain on its books and records, kept in the ordinary course of its business, a loan account in the name of the Borrower (the “Revolving Loan Account”). The Lender shall debit to the Revolving Loan Account, and the Revolving Loan Account shall evidence, the principal amount of all Advances from time to time made hereunder, and the Lender shall credit the Revolving Loan Account with all principal payments made on account of the Indebtedness evidenced by the Revolving Loan Account.

(b) Revolving Note. The obligation of the Borrower to repay all Obligations from time to time evidenced by the Revolving Loan Account plus accrued interest thereon shall be reflected by the promissory note of the Borrower of even date herewith in the face principal amount of the Maximum Revolving Credit Amount payable to the order of the Lender in substantially the form of Exhibit A-1 hereto (as from time to time amended, restated, supplemented or otherwise modified from time to time and in effect, the “Revolving Note”).

(c) Termination Date. The Revolving Credit Facility established in this Section 2.1 shall expire on the earliest (the “Termination Date”) of (i) the date on which the Obligations evidenced by the Revolving Loan Account have been accelerated pursuant to Section 8.4 hereof, (ii) the date on which the commitment to make advances under the Revolving Credit Facility terminates pursuant to Section 2.12(d) or (iii) December 23, 2021.

(d) Notice of Borrowing. With respect to all amounts borrowed under Section 2.1 hereof, including any Letters of Credit issued pursuant to and in accordance with Section 2.1(f), the Borrower shall give an authorized commercial loan officer of the Lender written notice of each Advance it requests under the Revolving Credit Facility prior to the date on which it desires the funds or Letter of Credit, specifying the amount and date of such proposed Advance or L/C Credit Extension, as applicable, and the Lender shall be authorized to make such Advances hereunder upon such written notice if the Lender shall believe that such communication has been made or given by a duly authorized Person and if the conditions to such Advance as set forth in Section 3.2 hereof have been satisfied.

(e) Principal. Payment of the outstanding principal amount of the Advances shall be due and payable on the Termination Date.

(f) Letters of Credit. (i) Subject to the terms and conditions set forth herein, the Lender also agrees from time to time, to issue Letters of Credit (a “L/C Credit Extension”) for the account of the Borrower or any of its Subsidiaries up to $1,000,000 (the “Letter of Credit Sublimit”) at the request of the Borrower in accordance with Section 2.1(f)(iii) below, provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, any amount issued or drawn up to the Letter of Credit Sublimit shall reduce the Maximum Revolving Credit Amount on an equal basis. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth herein. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The Lender shall not be under any obligation to issue any Letters of Credit:

(A) on or after the Termination Date;

(B) if the issuance of such Letter of Credit would violate in any material respect one or more policies of the Lender applicable to letters of credit generally and customary for issuers of letters of credit;

(C) if except as otherwise agreed by the Lender, such Letter of Credit is in an initial stated amount less than $10,000;

(D) if such Letter of Credit is to be denominated in a currency other than U.S. Dollars; or

(E) if the conditions in Section 3.2 have not been satisfied.

(iii) The Borrower shall give notice to the Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as the Lender shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit application, duly executed by the Borrower and in all respects reasonably satisfactory to the Lender, together with such other documentation as the Lender may request in support thereof, it being understood that each Letter of Credit application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Lender has not received written notice that the conditions precedent set forth in Section 3.2 with respect to the issuance of such Letter of Credit have not been satisfied, the Lender shall issue such Letter of Credit on the requested issuance date.

(iv) The Borrower hereby unconditionally and irrevocably agrees to reimburse the Lender for each payment or disbursement made by the Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made; provided, anything contained herein to the contrary notwithstanding, (A) unless the Borrower shall have notified the Lender prior to the date such drawing is honored that the Borrower intends to reimburse the Lender for the amount of such honored drawing with funds other than the proceeds of the Advances, the Borrower shall be deemed to have given a timely notice of borrowing to the Lender under Section 2.1(d) requesting to make an Advance on the date such drawing is honored in an amount equal to the amount of such honored drawing, and (B) regardless of whether the conditions specified in Section 3.2 are satisfied, the Lender shall, on such date, make an Advance in the amount of such honored drawing, the proceeds of which shall be applied directly by the Lender to reimburse itself for the amount of such honored drawing. Each such Advance shall bear interest from such date at a rate per annum equal to the Base Rate, plus 0.95%. The Lender shall notify the Borrower immediately whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided, however, that the failure of the Lender to so notify the Borrower shall not affect the rights of the Lender in any manner whatsoever.

(v) In determining whether to pay under any Letter of Credit, the Lender shall have no obligation to the Borrower other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not impose upon the Lender any liability to the Borrower and shall not reduce or impair the Borrower’s reimbursement obligations set forth above.

2.2 Effective Date Term Credit Facility. The Lender hereby agrees to make a term loan (the “Effective Date Term Loan”) to the Borrower (the “Effective Date Term Credit Facility”), in the principal amount of $15,000,000 (the “Effective Date Term Loan Amount”). The full amount of the Effective Date Term Loan shall be advanced on the Effective Date.

(a) Effective Date Term Loan Account. In connection with the Effective Date Term Credit Facility established in this Section 2.2, the Lender will establish and maintain on its books and records, kept in the ordinary course of its business, a loan account in the name of the Borrower (the “Effective Date Term Loan Account”). The Lender shall debit to the Effective Date Term Loan Account, and the Effective Date Term Loan Account shall evidence, the principal amount of the Effective Date Term Loan made hereunder, and the Lender shall credit the Effective Date Term Loan Account with all principal payments made on account of the Indebtedness evidenced by the Effective Date Term Loan Account.

(b) Effective Date Term Note. The obligation of the Borrower to repay all Obligations from time to time evidenced by the Effective Date Term Loan Account plus accrued interest thereon shall be reflected by the promissory note of the Borrower of even date herewith in the face principal amount of $15,000,000 payable to the order of the Lender in substantially the form of Exhibit A-2 hereto (as from time to time amended, restated, supplemented or otherwise modified from time to time and in effect, the “Effective Date Term Note”).

(c) Maturity Date. The Effective Date Term Credit Facility established in this Section 2.2 shall expire on the earliest (the “Maturity Date”) of (i) December 23, 2021, (ii) the date on which all Obligations under the Effective Date Term Loan Facility have been repaid in full pursuant to Section 2.12(a) and (iii) the date on which the Indebtedness evidenced by the Effective Date Term Loan Account has been accelerated pursuant to Section 8.4 hereof.

(d) Principal. Commencing February 1, 2017, and continuing on the 1st day of each consecutive month until the Maturity Date, the Borrower shall make fifty-nine (59) consecutive monthly payments of principal and interest in the amount of $142,841.81 each, and a final payment of the then entire unpaid principal balance of the Effective Date Term Loan, plus accrued interest, on the Maturity Date. The Lender may adjust the payment amount from time to time to equal an amount of principal and interest necessary to fully amortize the then outstanding principal balance over the number of months then remaining until the Maturity Date at the interest rate then in effect; provided, that such amortization shall be calculated over a ten (10) year period. The Lender is not obligated to adjust the payment amount and if the Lender does not adjust the payment amount to allow full amortization on the Maturity Date, a balloon payment of principal shall then be due. Notwithstanding the repayment schedule described in the preceding sentence, (i) such installments shall be reduced in connection with any voluntary or mandatory prepayments of the Effective Date Term Loan, as applicable, in accordance with Section 2.12, and (ii) the Effective Date Term Loan, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date with respect thereto.

2.3 Delayed Draw Term Credit Facility. The Lender hereby agrees to make a term loan (the “Delayed Draw Term Loan” and together with the Advances and the Effective Date Term Loan, the “Loans”) on a single occasion to the Borrower (the “Delayed Draw Term Credit Facility”), in the principal amount of up to $5,000,000 (the “Delayed Draw Term Loan Amount”). The Delayed Draw Term Loan shall be advanced on the Delayed Draw Funding Date. In the event that the Delayed Draw Term Loan is not funded by the Delayed Draw Termination Date, the Lender’s commitment to advance the Delayed Draw Term Loan shall automatically expire, and the Lender shall have no further obligation to make the Delayed Draw Term Loan.

(a) Delayed Draw Term Loan Account. In connection with the Delayed Draw Term Credit Facility established in this Section 2.3, the Lender will establish and maintain on its books and records, kept in the ordinary course of its business, a loan account in the name of the Borrower (the “Delayed Draw Term Loan Account”). The Lender shall debit to the Delayed Draw Term Loan Account, and the Delayed Draw Term Loan Account shall evidence, the principal amount of the Delayed Draw Term Loan made hereunder, and the Lender shall credit the Delayed Draw Term Loan Account with all principal payments made on account of the Indebtedness evidenced by the Delayed Draw Term Loan Account.

(b) Delayed Draw Term Note. The obligation of the Borrower to repay all Obligations from time to time evidenced by the Delayed Draw Term Loan Account plus accrued interest thereon shall be reflected by the promissory note of the Borrower in the face principal amount of the Delayed Draw Term Loan Amount payable to the order of the Lender in substantially the form of Exhibit A-3 hereto (as from time to time amended, restated, supplemented or otherwise modified from time to time and in effect, the “Delayed Draw Term Note”).

(c) Delayed Draw Maturity Date. The Delayed Draw Term Credit Facility established in this Section 2.3 shall expire on the earliest (the “Delayed Draw Maturity Date”) of (i) December 23, 2021, (ii) the date on which all Obligations under the Delayed Draw Term Loan Facility have been repaid in full pursuant to Section 2.12(a), (iii) the date on which the commitment to make a term loan under the Delayed Draw Term Credit Facility terminates pursuant to Section 2.12(e) and (iv) the date on which the Indebtedness evidenced by the Delayed Draw Term Loan Account has been accelerated pursuant to Section 8.4 hereof.

(d) Notice of Borrowing. With respect to all amounts borrowed under Section 2.3 hereof, the Borrower shall give an authorized commercial loan officer of the Lender written notice of the Delayed Draw Term Loan it requests under the Delayed Draw Term Credit Facility prior to the date on which it desires the funds, specifying the amount and date of such proposed Delayed Draw Term Loan, and the Lender shall be authorized to make the Delayed Draw Term Loan hereunder upon such written notice if the Lender shall believe that such communication has been made or given by a duly authorized Person and if the conditions to such Advance as set forth in Section 3.3 hereof have been satisfied.

(e) Principal. The outstanding principal amount of the Delayed Draw Term Loan will be amortized over a period of ten (10) years, and will be repaid in equal monthly installments on the first day of each calendar month (commencing on the first such date to occur after the Delayed Draw Funding Date). Such installments shall be reduced in connection with any voluntary or mandatory prepayments of the Delayed Draw Term Loan, as applicable, in accordance with Section 2.12, and the Delayed Draw Term Loan, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Delayed Draw Maturity Date with respect thereto.

2.4 Interest.

(a) Interest Rate. All or any portion of the principal amount of the Loans shall accrue and bear daily interest, computed on the basis of a 360-day year for the actual number of days elapsed (including the first day and excluding the last), at a rate per annum equal to (i) the sum of the Base Rate, plus 0.95%, or (ii) in the case of any Loan then subject to a LIBOR Pricing Option, the sum of the Adjusted LIBOR Rate, plus 1.95%.

(b) Interest Payable. Interest on each Loan shall accrue on a daily basis and be payable in arrears (i) on each Interest Payment Date, (ii) concurrently with any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid and (iii) at maturity, including final maturity.

2.5 LIBOR Pricing Options. The following provisions shall apply to the LIBOR Pricing Options:

(a) Certain Definitions.

“Adjusted LIBOR Rate” shall mean the LIBOR Rate divided by a percentage expressed by a decimal equal to 100% minus the then stated maximum reserve requirement percentage as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of eurocurrency funding or liabilities.

“Eurodollar” shall mean deposits of United States Currency available for purchase in the London interbank market.

“LIBOR Pricing Options” shall mean the options granted pursuant to this Section 2.5 to have the interest on all or any portion of the principal amount of Indebtedness evidenced by the Notes computed with reference to a LIBOR Rate.

“LIBOR Rate” means, when determined for any interest rate calculation with respect to any LIBOR Loan, an independent index which is the One Month LIBOR (the “Index”), which is the rate per annum based on the London Interbank Offered Rate quoted by the ICE Benchmark Administration Interest Settlement Rates (or any successor thereto approved by the Lender if the ICE Benchmark Administration is no longer providing quotes for the London Interbank Offered Rate) as quoted in U.S. Dollars for a period equal to one month by Bloomberg (or if Bloomberg is unavailable, Reuters or another comparable publicly available service for displaying LIBOR rates selected by the Lender), at approximately 11:00 a.m. (London time) on the first Business Day of each month; provided, that with respect to any LIBOR Loan made on the Effective Date, the LIBOR Rate applicable to such LIBOR Loan for the period commencing on the Effective Date and ending on the first Business Day of the immediately succeeding month shall be determined at approximately 11:00 a.m. (London time) on the Effective Date. If, during the term of this Agreement, the Index becomes unavailable, the Lender, after notifying the Borrower, may, at its election, designate as the Index such other index that is based on another comparable publicly available service for displaying LIBOR rates for a period equal to one month. The LIBOR Rate shall be set each month in accordance with the foregoing terms of this definition and shall be effective for a monthly period beginning on the first Business Day of each month. The LIBOR Rate is not necessarily the lowest rate charged by the Lender on its loans and the LIBOR Rate may not be the same as the quoted offered side in the Eurodollar time deposit market by any particular institution or service applicable to an interest period of one month.

The determination by the Lender of any LIBOR Rate shall, in the absence of manifest error, be conclusive.

“United States Currency” shall mean such coin or currency of the United States of America as at the time shall be legal tender therein for the payment of public and private debts.

(b) Elections of LIBOR Pricing Options. The Borrower may, by written notice to the Lender received not less than four (4) Business Days prior to the proposed borrowing date of any LIBOR Loan, elect to have all or such portion of the principal amount of Indebtedness then evidenced by the Notes, as the Borrower may specify in such notice, accrue and bear daily interest at a per annum rate equal to the Adjusted LIBOR Rate, plus 1.95%; provided, however, that no such election shall become effective, if the Lender determines that the Index is unavailable at such time.

(c) Additional Interest. In the event that, any provision of this Agreement to the contrary notwithstanding, any repayment of any LIBOR Loan is for any reason made or any manner of funding which is the basis on which the Adjusted LIBOR Rate applicable thereto was determined by the Lender is deemed to be terminated as set forth in Section 2.5(e) on a date which is not the first Business Day of a month, the Borrower will indemnify the Lender against, and will pay directly to the Lender on demand, any loss or expense suffered by it as a result of such early repayment or termination including without limitation (i) any loss or expense suffered by it during the period commencing on the date of receipt of such early repayment or termination and ending on the first such date (i.e., the first Business Day of a month) to occur following such repayment or termination, if the rate of interest obtainable by the Lender upon the redeployment in the manner selected by it of an amount of funds equal to the principal amount of Indebtedness evidenced by the Notes so repaid early is less than the interest rate applicable thereto and (ii) any loss or expense suffered by the Lender as a result of liquidating prior to maturity any deposits which correspond to the principal amount of Indebtedness evidenced by the Notes with respect to which such early repayment is made or such early termination is effected, with a minimum due for each such instance of $200.00 for each LIBOR advance (“LIBOR Breakage Fees”). The determination of the Lender of the amount of any such loss and expense suffered by the Lender as delivered to the Borrower if done in good faith, shall, in the absence of manifest error, be conclusive.

(d) Reserve Requirements; Additional Taxes; etc. The Borrower will reimburse the Lender on demand for the Lender’s additional costs with respect to any LIBOR Loan in complying during the term of this Agreement with any Legal Requirement which imposes, modifies or deems applicable any reserve, asset or special deposit requirements on deposits obtained or other funds acquired by the Lender to fund such LIBOR Loan or on loans made with the proceeds of such deposits or funds insofar as such reserve, asset, or special deposit requirements relate to such LIBOR Loan, but in all events excluding reserves required under Regulation D to the extent included in the computation of the Adjusted LIBOR Rate applicable to such LIBOR Pricing Option, or which subject the Lender to any tax with respect to this Agreement (excluding any Excluded Taxes or Indemnified Taxes addressed in Section 2.6(d)). The Lender’s cost of complying with changes in any Legal Requirement which imposes, modifies or deems applicable any such reserve, asset or special deposit requirements shall be computed by determining the amount by which such requirements effectively increase the Lender’s cost of funds for such LIBOR Loan and by computing the additional interest which would have been owing to the Lender hereunder if the applicable Adjusted LIBOR Rate had been increased by the amount of such effective increase in cost for purposes of determining the corresponding Adjusted LIBOR Rate, during the period in question, and such costs shall be computed without reference to any offsetting amounts which may be available to the Lender to decrease such costs or the amounts on which such costs are based to the extent that such offsetting amounts arose out of transactions other than those relating to such portion of the unpaid principal balance of the Notes. The Lender’s determination of the amount of such costs and the allocation, if any, of such costs among the Borrower and other customers which have arrangements with the Lender similar to the LIBOR Pricing Options, if done in good faith and if such allocation is made on an equitable basis, shall, in the absence of manifest error, be conclusive. Notwithstanding the foregoing, Borrower shall not be required to compensate Lender with respect to any LIBOR Loan for any increased costs incurred or reduction suffered more than one hundred eighty (180) days prior to the date that Lender notifies Borrower, in writing, of the increased costs or reduction and of Lender’s intention to claim compensation thereof; provided, that if the circumstance giving rise to such increased costs or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Change in Applicable Law, Regulation, etc. Notwithstanding anything herein contained,

(i) if any Legal Requirement, or any change in any Legal Requirement or in the interpretation thereof by any governmental or administrative authority charged with the administration thereof, shall make it unlawful for the Lender to fund any LIBOR Loan in the manner in which the Adjusted LIBOR Rate applicable thereto was determined or otherwise to give effect to the Lender’s obligations as contemplated hereby (i) such manner of funding shall be deemed to terminate and such portion of the principal balance of the Notes shall thereafter bear interest as if no LIBOR Pricing Option were applicable thereto determined as though a loan in an amount equal to such portion of the unpaid principal balance of the Notes were made on such date of termination, (ii) the Lender may by written notice thereof to the Borrower declare the Borrower’s option to elect any new LIBOR Pricing Option to be terminated forthwith, and (iii) the Borrower shall indemnify the Lender as provided in Section 2.5(c) hereof to the extent such LIBOR Loan was terminated prior to the first Business Day of a month as though an early repayment of the principal amount of the Indebtedness which has been subject to the LIBOR Pricing Options which so terminated had been made on the date of such termination. Notwithstanding the foregoing, the Borrower shall not be required to compensate the Lender for any increased costs incurred or reduction suffered with respect to any change in law for more than one hundred eighty (180) days prior to the date that Lender notifies the Borrower, in writing, of the increased costs or reduction and of Lender’s intention to claim compensation thereof; provided, that if the circumstance under the change in law giving rise to such increased costs or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(ii) if the Lender is unable to determine a LIBOR Rate, the unpaid principal balance of the Notes shall not be subject to the LIBOR Pricing Option but rather shall bear interest at the Base Rate plus 0.95% per annum.

2.6 Payments.

(a) Without limiting the other provisions herein relating to payment of any of the Obligations, the Borrower shall also pay the Lender on the first Business Day of each calendar month, in immediately available funds, any and all fees and other payments due and unpaid hereunder (provided, that, for the avoidance of doubt, all Commitment Fees, Delayed Draw Ticking Fees, Letter of Credit Fees, Facility Fee and late fee shall be due and payable in accordance with Sections 2.7, 2.8, 2.9, 2.10 and 2.11, respectively).

(b) Upon request, the Lender shall render to the Borrower a statement of each of the Borrower’s Loan Accounts, showing by date the debits, if any, and credits to each of such Loan Accounts and payments of interest thereon and the balance thereof, together with any accrued and unpaid interest thereon. With respect to all amounts not then subject to a LIBOR Pricing Option, the statement will also show the payment due on the next payment date, calculated by assuming that the applicable rate will not change through the end of such month. The Borrower agrees to review each such statement within three (3) Business Days upon receipt and notify the Lender in writing of any discrepancy contained therein.

(c) In the event that at any time the outstanding Advances and L/C Credit Extension, as applicable, to the Borrower hereunder shall be greater than the Maximum Revolving Credit Amount, the Borrower shall pay the Lender within one (1) Business Day, in immediately available funds, an aggregate amount equal to the amount of such excess.

(d) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without defense, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any obligation for Indemnified Taxes is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Lender, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver to the Lender within ten (10) Business Days certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

(e) If the Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.6(d), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns to the Borrower or any other Person.

(f) On each of the Termination Date, the Maturity Date and the Delayed Draw Maturity Date, the Borrower shall pay to the Lender for credit to the appropriate Loan Account an amount equal to the entire outstanding principal amount of Indebtedness then evidenced by the appropriate Loan Account, together with all the accrued and unpaid interest with respect thereto.

2.7 Commitment Fee. The Borrower shall pay to the Lender a commitment fee (a “Commitment Fee”), which shall accrue at the rate of 0.25% per annum on the average daily Undrawn Available Amount of the Revolving Loan Account during the immediately preceding month (prorated for a shorter period, if applicable). Accrued Commitment Fee shall be payable in arrears on the first Business Day of each calendar month. For the purposes hereof, “Undrawn Available Amount” shall mean the Maximum Revolving Credit Amount, less any amount available to be drawn under any Letter of Credit issued and outstanding, less the principal amount of outstanding Advances.

2.8 Delayed Draw Ticking Fee. The Borrower shall pay to the Lender a delayed draw ticking fee (a “Delayed Draw Ticking Fee”), which shall accrue at the rate of 0.25% per annum on the maximum Delayed Draw Term Loan Amount during the immediately preceding month (prorated for a shorter period, if applicable). Accrued Delayed Draw Ticking Fee shall be payable in arrears on the first Business Day of each calendar month. The Delayed Draw Ticking Fees shall cease to accrue on the earlier to occur of (i) the Delayed Draw Funding Date, or (ii) the date on which the Lender’s commitment to advance the Delayed Draw Term Loan shall have expired or been terminated.

2.9 Letter of Credit Fee. In addition to any Commitment Fee payable hereunder for amounts available to be drawn under any Letter of Credit issued and outstanding, (i) in consideration of the Lender’s willingness to issue Letters of Credit for the Borrower, the Borrower shall pay the Lender all applicable and customary fees and charges, including without limitation issuance fees, amendment fees, renewal fees, early termination fees, payment and delivery fees and (ii) with respect to any Letter of Credit which has been issued and is available for drawing, the Borrower shall pay the Lender an amount equal to (x) 1.95% per annum, times (y) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met) in connection with the issuance of each Letter of Credit (amounts payable under clauses (i) and (ii) above, collectively, the “Letter of Credit Fee”); provided, that during any period during which the Default Rate is applicable under Section 8.4, the percentage referred to in the foregoing clause (ii)(x) shall be 4.95% per annum.

2.10 Facility Fee. In consideration of the Lender’s willingness to make the Loans available to the Borrower, the Borrower shall pay on the Effective Date a non-refundable fee (the “Facility Fee”) equal to $62,500.

2.11 Late Fee. In the event that any regularly scheduled payment due hereunder shall not be paid within ten (10) days of the date when due, the Borrower shall pay a late fee equal to the greater of five percent (5%) of the total payment amount due and outstanding or $50.00.

2.12 Prepayment; Commitment Reductions.

(a) The Borrower may at any time or from time to time (i) prepay all or any part of the outstanding principal amount of Indebtedness evidenced by the Loan Accounts together with accrued interest and the LIBOR Breakage Fee, if any, on the date of such prepayment or (ii) prepay on the first Business Day of any month, all or any part of any LIBOR Loan without penalty. All prepayments of Term Loan under this Section 2.12(a) shall be applied as directed by the Borrower.

(b) The principal amount of Indebtedness evidenced by the Effective Date Term Loan Account or the Delayed Draw Term Loan Account prepaid pursuant to the provisions of this subsection may not be reborrowed.

(c) Each partial prepayment of the Term Loans shall be in an aggregate principal amount of at least $10,000.

(d) The Borrower may voluntarily terminate in whole, or permanently reduce in part, the Revolving Credit Facility at any time if it (i) delivers a notice to the Lender of its intention at least five (5) days prior to the proposed date of termination or reduction, as applicable, (ii) repays all of the Advances under the Revolving Loan Account, or such part thereof to the extent necessary to prevent the sum of then outstanding Advances and L/C Extensions from exceeding the reduced Maximum Revolving Credit Amount as a result of such reduction, and (iii) pays any accrued and outstanding portion of the Commitment Fee at the time of such termination or reduction. Any such partial reduction shall be in an amount not less than $100,000.00 or a higher integral multiple of $100,000.00.

(e) The Borrower may voluntarily terminate in whole the Delayed Draw Term Credit Facility at any time prior to the Delayed Draw Funding Date if it (i) delivers a notice to the Lender of its intention at least five (5) days prior to the proposed date of termination and (ii) pays any accrued and outstanding portion of the Delayed Draw Ticking Fee at the time of such termination.

2.13 Capital Adequacy. If the Lender shall determine that compliance by the Lender with any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of the Lender’s obligations hereunder to a level below that which the Lender could have achieved but for such compliance (taking into consideration the Lender’s policies with respect to capital adequacy immediately before such compliance and assuming that the Lender’s capital was fully utilized prior to such compliance) by an amount deemed by the Lender, in its reasonable determination, to be material, then, the Borrower will on demand by the Lender, accompanied by the certificate referred to below, pay to the Lender from time to time such additional amounts as shall be sufficient to compensate the Lender for such reduced return, together with interest on each such amount from five (5) Business Days after the date demanded until payment in full thereof at the applicable interest rate associated with such Loans; provided, that Borrower shall not be required to compensate Lender for any loss suffered with respect to any change in law for more than one hundred eighty (180) days prior to the date that Lender notifies Borrower, in writing, of the loss and of Lender’s intention to claim compensation thereof; provided, that if the circumstance under the change in law giving rise to such loss is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate of an officer of the Lender setting forth the amount to be paid to it and the basis for computation thereof hereunder shall, in the absence of manifest error, be conclusive. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

2.14 Usury Compliance. Notwithstanding any other provision of this Agreement, the Borrower shall not be required to pay any amount pursuant to this Agreement which is in excess of the maximum amount permitted under applicable law. It is the intention of the parties hereto to conform strictly to any applicable usury law, and it is agreed that if any amount contracted for, chargeable or receivable under this Agreement or any Loan Document shall exceed the maximum amount permitted under any such law, any such excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be refunded to the Borrower or, at the Lender’s option, shall be applied in accordance with the Section contained herein relating to application of payments or, at the Lender’s option, shall be applied in accordance with the Section next following relating to application of payments.

2.15 Time and Place of Payment. All payments and prepayments of principal and interest under this Section 2 and any other payments due pursuant hereto shall be made in lawful money of the United States of America for the account of the Lender at the Lender’s office as set forth in the preamble hereof, or at such other place or places as the Lender may specify by notice to the Borrower, not later than 1:30 p.m., New York City time, on the day such payment is due. Any payment not made by 1:30 p.m., New York City time, on any date shall be credited on the next Business Day. The Borrower hereby authorizes KeyBank National Association to initiate an automatic debit or charge to an account designated by the Borrower for payments, when due, as indicated in this Agreement. The Borrower authorizes the Lender to also automatically deduct amounts subject to late charges, fees, delinquent and outstanding amounts and any other payment required to be made by the Borrower under this Agreement.

2.16 Application of Payments. Except as otherwise provided in this Agreement, all payments (including without limitation scheduled payments and any prepayments) by or on behalf of the Borrower shall be applied in the following order: (i) all costs, fees and expenses of the Lender then due and payable as provided herein; (ii) accrued and unpaid interest due on the Obligations evidenced by the Effective Date Term Loan Account and the Delayed Draw Term Loan Account, on a pro rata basis; (iii) accrued and unpaid interest due on the Obligations evidenced by the Revolving Loan Account; (iv) the principal amount of the Obligations evidenced by the Term Loan Account and the Delayed Draw Term Loan Account, on a pro rata basis; (v) the principal amount of the Obligations evidenced by the Revolving Loan Account (without a permanent commitment reduction thereof); and (vi) to the payment of all other Obligations that are due and payable to the Lender. Payments which are not so applied shall be credited to the Borrower’s deposit account with the Lender, if any, or to the Borrower in such other manner as the parties shall mutually agree.

Notwithstanding the foregoing, amounts received from any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations.

3. CONDITIONS.

3.1 Conditions of Closing. The Lender’s execution and delivery of this Agreement is subject to the following conditions precedent:

(a) Loan Documents, Etc. The Lender shall have received from the Borrower on or before the day of such execution and delivery the following, each dated on or before such day and in form and substance satisfactory to the Lender and its counsel in their sole discretion, and each of the following shall be in full force and effect:

(i) This Agreement;

(ii) The Revolving Note duly executed by the Borrower;

(iii) The Effective Date Term Note duly executed by the Borrower;

(iv) The Security Agreement;

(v) An account control agreement governing each deposit and securities account as required by the Security Agreement, executed by the applicable deposit bank or securities intermediary, in form and substance reasonably satisfactory to the Lender;

(vi) A Landlord Waiver and Consent Agreement executed by each landlord of any leasehold interest of any Loan Party as lessee under any lease of real property;

(vii) Opinion of Loeb & Loeb LLP, as counsel to the Loan Parties, in form and substance reasonably satisfactory to the Lender;

(viii) The Lender shall have received (A) copies of recent Lien and judgment searches in each jurisdiction reasonably requested by the Lender for each Loan Party, and (B) UCC termination statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Encumbrances); and

(ix) Such additional documents, instruments, certificates and information, including without limitation, documentation relating to each Loan Party’s organizational existence and good standing and the authorization of the transactions contemplated by this Agreement, that have been requested by the Lender or the Lender’s counsel at least two (2) Business Days prior to the Effective Date.

(b) Securities. The Lender shall have received an original stock certificate issued by each Subsidiary of the Borrower, representing the Borrower’s ownership of 100% of equity interests in each such Subsidiary, together with a transfer power (undated and executed in blank), in each case, in form and substance reasonably satisfactory to the Lender.

(c) Flow of Funds Memorandum. The Lender shall have received a flow of funds memorandum with respect to the transactions contemplated by the Loan Documents to occur as of the Effective Date.

(d) Effective Date Certificate and Attachments. The Lender shall have received an originally executed Effective Date Certificate, together with all applicable attachments, certifying as to the following: (i) the representations and warranties contained herein and in each of the other Loan Documents shall be true and correct on and as of the Effective Date; (ii) as of the Effective Date, the Senior Funded Debt to EBITDA Ratio does not exceed 3.00 to 1.00, on a pro forma basis; (iii) attached thereto is a true, complete and correct copy of each of the SPAC Merger Documents and any documents executed in connection therewith, together with copies of each opinion of counsel, if any, delivered to the parties under the SPAC Merger Documents; and (iv) attached thereto is a true, complete and correct copy of the Escrow Agreement.

(e) Existing Indebtedness. On the Effective Date, the applicable Loan Parties shall have: (i) repaid in full all of the Existing Indebtedness; (ii) terminated all commitments under the Existing Indebtedness, if any, to lend or make other extensions of credit thereunder; and (iii) delivered to the Lender all documents or instruments necessary to release all Liens securing the Existing Indebtedness.

(f) Financial Statements. The Lender shall have received the Historical Financial Statements.

(g) Insurance. The Lender shall have received a certificate from the Loan Parties’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.3 is in full force and effect and that the Lender has been named as additional insured and loss payee thereunder to the extent required under Section 5.3.

(h) Fees. All fees, including the Facility Fee, due and payable on the Effective Date shall have been paid to the Lender.

(i) No Material Adverse Change. Since March 31, 2016, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(j) Governmental Authorizations and Consents. Each Loan Party shall have obtained all governmental authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Lender, if any.

(k) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Lender, singly or in the aggregate, materially impairs the transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(l) “Know-Your-Customer”, Etc. The Lender shall have received at least two (2) Business Days prior to the Effective Date such “know your customer” anti-money laundering rules and Patriot Act information about the Borrower and the Guarantors as they shall have reasonably requested in writing at least five (5) Business Days prior to the Effective Date.

3.2 Conditions to Making Advances. The making of Advances under this Agreement is subject to the satisfaction, at or before the making of each such Advance, of the following further conditions:

(a) The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of any such Advance with the same force and effect as though made on and as of such date.

(b) The making of such Advance shall not subject the Lender to any penalty or special tax and shall not be prohibited by any law or governmental order or regulation applicable to any Loan Party or the Lender.

(c) No Default or Event of Default shall exist hereunder or under any other Loan Document after giving effect to the proposed Advance.

(d) Since the delivery of the financial statements last delivered to the Lender pursuant to Section 5.2 hereof, there has been no material adverse change in the business, assets or condition, financial or otherwise, or the results of operations of the Loan Parties (on a consolidated basis).

(e) All fees, including without limitation the Commitment Fee, if any, and any Letter of Credit Fees then due and payable on or before the date of the making of such Advance shall have been paid to the Lender.

Each borrowing request made by the Borrower pursuant to Section 2.1(d) shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 3.2 have been satisfied.

3.3 Conditions to Making Delayed Draw Term Loan. The making of the Delayed Draw Term Loan under this Agreement is subject to the satisfaction, at or before the Delayed Draw Term Loan, of the following further conditions:

(a) The Delayed Draw Funding Date shall have occurred on or prior to the Delayed Draw Termination Date.

(b) The following shall have occurred (or shall occur concurrently with the making of the Delayed Draw Term Loan on the Delayed Draw Funding Date), and the Lender shall have received an originally executed certificate, together with all applicable attachments, certifying as to the following:

(i) all transactions in connection with the Option Closing shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(ii) on a pro forma basis, after giving effect to the Option Closing and any financing thereof, (A) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 and (B) the Senior Funded Debt to EBITDA Ratio shall not exceed 3.00 to 1.00;

(iii) immediately prior to giving effect to the Option Closing, the Acquired Option Companies, collectively, have positive EBITDA, as determined based upon financial statements for their most recently completed fiscal year and their most recent interim financial period completed within forty-five (45) days prior to the date of consummation of the Option Closing; and

(iv) each Acquired Option Company shall be a direct wholly-owned Subsidiary of the Borrower.

(c) The Borrower shall have delivered to the Lender at least ten (10) Business Days prior to the date on which the Option Closing is consummated, (i) a due diligence package reasonably satisfactory to the Lender (including drafts of acquisition documents, together with related disclosure schedules, a summary description of such acquisition, all insurance policies (if applicable), any environmental reports (if applicable) prepared by, or on behalf of, each Acquired Option Company, (ii) updated projections determined on a pro forma basis giving effect to the Option Closing, and (iii) upon request by the Lender, in its sole discretion, a quality of earnings report from a third party firm reasonably acceptable to the Lender.

(d) The Lender shall have received from the Borrower the Delayed Draw Term Note duly executed by the Borrower.

(e) Immediately prior to and after giving effect to the Option Closing, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of the Delayed Draw Term Loan with the same force and effect as though made on and as of such date.

(f) The making of the Delayed Draw Term Loan shall not subject the Lender to any penalty or special tax and shall not be prohibited by any law or governmental order or regulation applicable to any Loan Party or the Lender.

(g) No Default or Event of Default shall exist hereunder or under any other Loan Document after giving effect to the proposed Delayed Draw Term Loan and the Option Closing.

(h) Since the delivery of the financial statements last delivered to the Lender pursuant to Section 5.2 hereof, there has been no material adverse change in the business, assets or condition, financial or otherwise, or the results of operations of the Loan Parties (on a consolidated basis).

(i) All fees, including without limitation the Delayed Draw Ticking Fee, if any, then due and payable on or before the date of the making of the Delayed Draw Term Loan shall have been paid to the Lender.

(j) The Borrower shall have:

(i) Caused each Acquired Option Company to become a Guarantor under the Guaranty Agreement by executing and delivering to the Lender an originally executed joinder to the Guaranty Agreement, in form and substance reasonably satisfactory to the Lender.

(ii) Delivered to the Lender an originally executed Pledge Agreement executed by the Borrower pursuant to which all of the equity interests in the Acquired Option Companies shall be pledged to secure the Obligations subject to the terms and conditions therein.

(iii) Delivered to the Lender an original stock certificate issued by each Acquired Option Company, representing the Borrower’s ownership of 100% of the equity interests in such Acquired Option Company, together with a transfer power (undated and executed in blank), in each case, in form and substance reasonably satisfactory to the Lender.

(iv) Delivered to the Lender an originally executed certificate from the secretary or assistant secretary of each Acquired Option Company, together with all applicable attachments, certifying (A) that attached copies of such Acquired Option Company’s governing documents (Certificate of Incorporation and Bylaws) are true and complete, and in full force and effect, without amendment except as shown, (B) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents to which such Acquired Option Company is a party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Agreement and the Loan Documents, (C) to the title, name and signature of each Person authorized to sign the Loan Documents and (D) that an attached copy of the certificate of good standing of such Acquired Option Company certified by the Secretary of State of the jurisdiction of its incorporation is true and complete.

Provided, that, if (x) the Borrower shall have notified the Lender of its election not to consummate the Option Closing and shall have proposed that the proceeds of the Delayed Draw Term Loan be used to finance a Permitted Acquisition, and (y) the Lender shall have approved such proposal, in its sole discretion, then the Lender may modify subclauses (b), (c) and (g) of this Section 3.3 accordingly. Each borrowing request made by the Borrower pursuant to Section 2.3 shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 3.3 have been satisfied.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Agreement and to extend credit to the Borrower hereunder, the Borrower hereby represents and warrants to the Lender as follows:

4.1 Authority of the Loan Parties; Equity Interests and Ownership.

(a) Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly and legally qualified to do business and is in good standing in each state or jurisdiction where the failure to be so qualified would have a Material Adverse Effect, and (iii) has powers adequate for the execution, delivery and performance of its obligations under the Loan Documents and for carrying on the business now conducted or proposed to be conducted by it.

(b) The equity interests of each Loan Party have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.1, there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) to which any Loan Party is a party requiring, and there is no equity interest of any Loan Party outstanding which upon conversion or exchange would require, the issuance by such Loan Party of any additional equity interests of such Loan Party or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, equity interests of such Loan Party. Schedule 4.1 correctly sets forth the ownership interest of the Loan Parties as of the Effective Date.

4.2 Execution, Delivery and Effect of Documents. Each of this Agreement and the other Loan Documents to which the respective Loan Party is a party has been duly executed and delivered by or on behalf of such Loan Party pursuant to authority legally adequate therefor, and each of such Loan Documents is in full force and effect and is a legal, valid and binding obligation of such Loan Party and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.3 Legal Proceedings. Except as set forth on Schedule 4.3, there are no actions, suits or proceedings (including, without limitation, any proceeding in the nature of bankruptcy or for reorganization or arrangement) or investigation at law or in equity, or before or by any court or public board or body, contemplated by or pending, to the knowledge of the Loan Parties, threatened against or affecting any Loan Party, or to the knowledge of any Loan Party any basis therefor, wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect.

4.4 Compliance with Law, Etc. Each Loan Party is not, and the execution, delivery and performance of this Agreement and each of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby will not be: (i) in violation of any term or provision of its governing documents (Certificate of Incorporation, Certificate of Formation, Bylaws, or Operating Agreement, as applicable), or (ii) in violation of or default under any term or provision of any security agreement, or other agreement or other instrument or document by which such Loan Party is bound or affected, or (iii) in violation of any material judgment, order, writ, injunction, decree or demand of any Governmental Authority, or (iv) in material violation of any law, statute, ordinance, rule or regulation by which such Loan Party is bound or affected. No approval by, authorization of, or filing by any Loan Party with any federal, state, municipal or other governmental commission, board, agency or authority is necessary in connection with the execution and delivery of this Agreement or any of the other Loan Documents by the Loan Parties, other than those obtained prior to the Effective Date or the filing of any financing statements required to perfect any security interests granted to the Lender under the Loan Documents.

4.5 Financial Statements. All financial statements of the Loan Parties furnished to the Lender in connection herewith were prepared in accordance with GAAP (except as therein otherwise set forth and except with respect to financial statements delivered prior to the date of this Agreement), and fairly present the financial condition of the Loan Parties covered thereby at the dates thereof and the results of their operations for the periods covered thereby (subject to year-end adjustments and the absence of footnotes in the case of interim financial statements), and none of the Loan Parties has any known contingent liabilities of any material amount which are not referred to in such financial statements or in the notes thereto. The Borrower has provided the Lender with (a) audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Years ended March 31, 2014, March 31, 2015 and March 31, 2016, respectively, (b) management prepared consolidated financial statements of the Loan Parties for its six-month fiscal period ending September 30, 2016 and (c) a profit and loss statement of the Loan Parties for the six-month period ending September 30, 2016 (the “Historical Financial Statements”). Such Historical Financial Statements fairly present the results of operations and financial condition of the Loan Parties for the periods indicated therein.

4.6 Changes in Condition. Since the date of the most recently delivered financial statements referred to in Section 4.5 hereof, there has been no change in the business, assets, or condition, financial or otherwise, or the results of operations, of the Loan Parties, taken as a whole, which would reasonably be expected to result in a Material Adverse Effect. Since such date, except for the transactions described in the preceding sentence, none of the Loan Parties has entered into any material transaction outside of the ordinary course of business.

4.7 Burdensome Obligations. No Loan Party is a party to or bound by any material agreement, deed, lease or other instrument, or subject to any charter, by-law or other corporate or other restriction which, in the opinion of the Borrower’s management, is so unusual or burdensome as to have a Material Adverse Effect on the Borrower taken as a whole. The Borrower does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to have a Material Adverse Effect on the Loan Parties taken as a whole.

4.8 Tax Returns. Each Loan Party has filed (or have otherwise been granted extensions) all tax returns which are required to be filed, and, if applicable, each Loan Party has paid, or made adequate provision for the payment of, all taxes shown as due on returns and assessments received or as a result of any matters raised by audits or other causes known to the applicable Loan Party except with respect to taxes which need not be paid pursuant to the provisions of Section 5.4 hereof. The charges, accruals and reserves on the books of the Loan Parties in respect of any taxes or other governmental charges are adequate in all material respects.

4.9 Business. The Loan Parties are not engaged in any lines of business other than the business of operating Asian/Chinese supermarkets and wholesale facilities that sell food and various other merchandise and have received all material approvals, permits and licenses and has filed all notices necessary to conduct such business in the jurisdictions in which they are presently conducting such business, except where the failure to receive such approval, permit or license will not have a Material Adverse Effect.

4.10 Events of Default. No Default or Event of Default hereunder or under any other Loan Document has occurred and is continuing.

4.11 Fiscal Year. The fiscal year (the “Fiscal Year”) of the Loan Parties ends on March 31st of each year.

4.12 ERISA. Each pension or other employee benefit plans established or maintained by the Loan Parties or to which contributions are made by it, other than any multiemployer plan (within the meaning of Section 3(37) of ERISA) (the “Plans”) is in material compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974 (or any successor provisions) and the rules and regulations thereunder (collectively, as from time to time in effect, “ERISA”), except as any such noncompliance would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has met all of the funding standards applicable to such Plans, and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans’ assets allocable to such benefits. None of the Loan Parties maintains any “defined benefit plan” that is subject to Title IV of ERISA as of the Effective Date.

4.13 Brokers. None of the Loan Parties has any knowledge of any broker or other Person (the “Broker”) who may have a claim for a commission, fee or like payment arising out of or in connection with the transactions contemplated by the Loan Documents. The Loan Parties are solely responsible for the fees and expenses of the Broker or any other broker, if any.

4.14 Patents, Copyrights, Permits, Trademarks and Licenses. Each Loan Party has and shall at all times have rights with respect to all of the material patents, trademarks, permits, service marks, trade names, copyrights, and licenses which are necessary for the present conduct of its business, without any conflict with the rights of others which might have a Material Adverse Effect on such Loan Party.

4.15 Labor Matters. In each case, except as would not reasonably be expected to result in a Material Adverse Effect: (i) there are no strikes, other labor disputes, slow downs, walkouts, or other concerted interruptions of operations by employees or grievances pending or, to the knowledge of the Loan Parties, threatened against any Loan Party; (ii) none of the Loan Parties is engaged in any unfair labor practice and there are no unfair labor practice charges or grievances pending or in process or, to the knowledge of the Loan Parties, threatened by or on behalf of any employee or group of employees of any Loan Party, including out of or under any collective bargaining agreement, and no written complaints have been received by any Loan Party, or, to the knowledge of the Loan Parties, threatened, or, with respect to unresolved complaints, on file, with any Governmental Authority, including the National Labor Relations Board, alleging employment discrimination by any Loan Party; (iii) hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (iv) all payments due from the Loan Parties on account of employee health insurance have been paid or accrued as a liability on its books in accordance with GAAP to the extent required by GAAP, and (v) all payments due from the Loan Parties pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Loan Parties to the extent required by GAAP. There exists no collective bargaining agreement in effect as of the date of this Agreement with respect to the Loan Parties. No union representation question exists with respect to the employees of the Loan Parties and, to the knowledge of the Loan Parties, no union organizing activities are taking place with respect to any thereof.

4.16 Solvency. As of the date of this Agreement:

(a) The fair salable value of the assets of the Loan Parties, taken as a whole, exceed as of the Effective Date and will, immediately following the making of each Loan on the Effective Date, and after giving effect to the application of the proceeds of such Loans, exceed the amount that will be required to be paid on or in respect of their existing debts and other liabilities (including contingent liabilities) as they mature, taken as a whole.

(b) The assets of the Loan Parties, taken as a whole, do not as of the Effective Date and will not, immediately following the making of each Loan on the Effective Date, and after giving effect to the application of the proceeds of such Loans, constitute unreasonably small capital to carry out their business as conducted or as proposed to be conducted, taken as a whole.

(c) The Loan Parties, taken as a whole, do not intend to or believe that they will, incur debts beyond their ability to pay such debts as they mature taking into account the timing of and amounts of cash to be received by the Loan Parties and the timing of and amounts of cash to be payable on or in respect of indebtedness of the Loan Parties, taken as a whole, on the Effective Date.

4.17 Title to Assets. Each Loan Party has good and marketable title to all assets carried on its books and reflected in the financial statements heretofore delivered to the Lender pursuant to Section 4.5 hereof or acquired by it subsequent to the date thereof, subject to no Liens other than Permitted Encumbrances, except as noted in such financial statements.

4.18 Hazardous Materials. The Loan Parties have never, to their knowledge, occupied or operated a site or vessel on which any hazardous material or oil was stored or transported without compliance with all statutes, regulations, ordinances, directives, and orders of every Governmental Authority which has or claims jurisdiction relative thereto; disposed of, transported, or arranged for the transport of any hazardous material or oil without compliance with all such statutes, regulations, ordinances, directives, and orders; been legally responsible for any release or threat of release of any hazardous material or oil; received notification of any potential or known release or threat of release of any hazardous material or oil from any site or vessel occupied or operated by any Loan Party and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any hazardous material or oil from any such site or vessel, in each case, which would reasonably be expected to result in a Material Adverse Effect.

4.19 Government Regulation. The Loan Parties are not subject to regulation under the Investment Company Act of 1940 as from time to time amended, and is not subject to any statute or regulation which regulates the incurring of Indebtedness for borrowed money, including, without limitation, statutes or regulations relating to common or contract carriers or to the sale of electricity, gas, steam, water, telephone or telegraph or other public utility services, other than state laws or statutes which have been complied with on or prior to the date hereof.

4.20 Margin Regulations. None of the proceeds of the borrowings made pursuant to this Agreement will be used for the purpose, whether immediate, incidental, or ultimate, of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might constitute this Agreement or any Loan(s) a “purpose credit” within the meaning of Regulations G, T, U or X (or any successor provisions) of the Board of Governors of the Federal Reserve System, in each case in violation of such regulations. The Borrower will not take, or permit any Person acting on its behalf or on behalf of any other Loan Party to take, any action which might cause this Agreement or any Loan Document to violate any regulation of the Board of Governors of the Federal Reserve System.

4.21 Disclosure. Neither this Agreement nor any other Loan Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to any Loan Party which is not in the public domain and which materially and adversely affects or in the future may (so far as the Borrower has knowledge of) have a Material Adverse Effect on the Loan Parties, taken as a whole.

4.22 Incorporation by Reference. The representations and warranties of the Loan Parties contained in each of the other Loan Documents are true and correct on the date hereof (or if made as of an earlier date, are true and correct on the date hereof, or true and correct in all material respects, as of such earlier date), and such representations and warranties are incorporated in this Agreement as though fully set forth herein.

4.23 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party and its officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Loan Parties or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of any Loan Party that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

5. AFFIRMATIVE COVENANTS.

Until the Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been asserted) and/or for so long as the Lender shall be committed to make any Loans or issue any Letters of Credit under this Agreement, the Borrower covenants that it will comply with the following:

5.1 Compliance with Laws, Etc. The Borrower shall, and shall cause each other Loan Party to, (i) comply with all the terms and provisions contained in the governing documents (Certificate of Incorporation, Certificate of Formation, Bylaws, or Operating Agreement, as applicable) of the Loan Parties; (ii) do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition (normal wear and tear excepted) and will from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto so that its business carried on in connection therewith may be properly conducted at all times; (iii) comply in all material respects at all times with the provisions of all policies of insurance, leases and other material agreements to which it is a party during the effective period thereof so as to prevent any waste, loss, destruction or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and no material risk of any of the foregoing shall exist; (iv) do all things necessary to preserve, renew and keep in full force and effect and in good standing its existence and material qualifications and rights necessary or desirable in the ordinary conduct of its business; (v) comply with any judgment, order, writ, injunction, decree or demand of any Governmental Authority by which the Borrower is bound or affected, except where the failure to so comply will not have a Material Adverse Effect; (vi) comply with the provisions of all laws, statutes, ordinances, by-laws, rules and regulations by which the Borrower is bound or affected, except where the failure to so comply will not have a Material Adverse Effect; and (vii) conduct its business substantially in the same manner and in substantially the same fields of enterprise as presently conducted and as is normal and customary in like businesses.

5.2 Financial Statements and Other Information.

(a) The Borrower shall deliver or cause to be delivered to the Lender in form reasonably satisfactory to the Lender, as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Loan Parties, the audited, consolidated or consolidating balance sheets (as applicable) and the related consolidated or consolidating statements of income (as applicable), stockholders’ equity and cash flows for the Fiscal Year then ended, said statements being prepared in accordance with GAAP, and being accompanied by the unqualified reports or certificates of independent certified public accountants satisfactory to the Lender, together in each case with the certificate of the Chief Executive Officer of the Borrower or the duly designated appointee of such officer, who shall be an officer of the Borrower (each of the foregoing officers being referred to herein as a “Certifying Officer”) that such officer has caused the provisions of this Agreement to be reviewed and has no knowledge of any Default or if any such officer has such knowledge, specifying such Default and the nature thereof, and what action the Borrower has taken, is taking or proposes to take with respect thereto. Concurrently with its delivery of such audited financials, the Borrower shall also furnish to the Lender any management letter furnished to any Loan Party by any auditor. Until such time as the Lender notifies the Borrower otherwise in writing, Friedman LLP are independent certified public accountants acceptable to the Lender.

(b) The Borrower shall deliver or cause to be delivered to the Lender as soon as available and in any event within forty-five (45) days after the start of each Fiscal Year financial projections (presented on a monthly basis) in such form as shall be reasonably satisfactory to the Lender for the succeeding Fiscal Year (the “Budget”), which projections or reports shall be accompanied by a statement of the Certifying Officer, to the effect that, to the best of his knowledge, such projections and reports are based on good faith estimates and assumptions that management believes are reasonable and attainable, it being noted that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results in a material manner.

(c) The Borrower shall deliver or cause to be delivered to the Lender as soon as available and in any event within sixty (60) days after the end of each quarter of each Fiscal Year of the Loan Parties, the internally prepared consolidated or consolidating balance sheets (as applicable) and related consolidated or consolidating statements of income (as applicable), balance sheet and statement cash flows for the portion of the Fiscal Year then ending (including on a month-to-date and year-to-date basis, with comparisons to the monthly and year-to-date Budget), accompanied by (i) a certificate of the Certifying Officer that such statements have been prepared in accordance with GAAP (other than as set forth below), and are correct subject only to normal year end audit adjustments and the absence of footnotes, and (ii) the certificate of a Certifying Officer of the Borrower that such officer has caused the provisions of this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

(d) A Certifying Officer of the Borrower shall deliver to the Lender a certificate in the form of Exhibit C attached hereto (a “Compliance Certificate”) (i) within sixty (60) days after the end of each quarter of each Fiscal Year of the Borrower, and (ii) as required pursuant to Section 3.2(b), in the case of clauses (i) and (ii) only setting forth the financial information contained in Section 5.2(c) together with the calculations of the financial covenants set forth in Section 7 hereof, and in the case of clause (iii) only setting forth the calculations of the financial covenants set forth in Section 7 together with financial statements supporting such calculations.

(e) The Borrower shall give the Lender written notice within ten (10) days of any litigation, arbitration or administrative proceeding to which the Borrower or any Guarantor may hereafter become a party and which may involve any material risk of any judgment or liability not fully covered by insurance (other than applicable deductibles), in each case, which would be reasonably expected to result in any Material Adverse Effect. The Borrower shall within three (3) Business Days, upon request of the Lender, give the Lender a copy of any report filed with any insurance company with whom a reporting form of policy is carried.

(f) The Borrower shall provide the Lender with written notice upon the Borrower’s obtaining knowledge of any material potential or known release or threat of any release of hazardous material or oil at or from any site or vessel owned, occupied, or operated by any Loan Party or by any Person for whose conduct any Loan Party is responsible, which is in material violation of applicable law; upon any Loan Party’s receipt of any notice to such affect from any Governmental Authority; and/or upon any Loan Party’s obtaining knowledge of any incurrence or any expense or loss by such Governmental Authority in connection with the assessment, containment, or removal of any hazardous material or oil for which expense or loss any Loan Party or such Person may be liable.

(g) Within three (3) Business Days upon acquiring knowledge thereof, the Borrower shall notify the Lender in writing of the existence of any Default or Event of Default and of any other development which might have a Material Adverse Effect on the Loan Parties, taken as a whole, specifying the nature thereof and what action the Loan Parties have taken, are taking or propose to take with respect thereto.

(h) The Borrower will furnish the Lender with copies of any request for waiver of the funding standards or extension of the amortization periods required by ERISA within three (3) Business Days after any such request is submitted to the Internal Revenue Service. Within three (3) Business Days after a reportable event as defined by Section 4043 of ERISA occurs and is required to be reported to the Pension Benefit Guaranty Corporation (the “PBGC”), or any Loan Party receives notice that the PBGC has instituted or intends to institute proceedings under Section 4042 of ERISA to terminate a Plan, or prior to the Plan administrator’s terminating a Plan pursuant to Section 4041 of ERISA, the Borrower will notify the Lender, and will furnish to the Lender a copy of any notice of such reportable event which is required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its institution of such proceedings or its intent to institute such proceedings, or any notice to the PBGC that a Plan is to be terminated, as the case may be.

(i) From time to time upon reasonable prior written request of any authorized representative of the Lender, the Borrower will furnish or cause to be furnished to the Lender such other information regarding the business, assets, or condition, financial or otherwise, or the results of operations of the Loan Parties as such representative may reasonably request. Upon reasonable prior written notice to the Borrower, the Lender’s authorized representatives shall have the right during normal business hours to examine the books and records of any Loan Party, to make copies, notes and abstracts therefrom, and to make an independent examination or audit of its books and records for the purpose of verifying the accuracy of the reports delivered by the Borrower pursuant to this Section 5.2 or otherwise and ascertaining compliance with this Agreement and the other Loan Documents; provided, that unless an Event of Default has occurred and is continuing the Borrower shall not be responsible for the reasonable out-of-pocket costs and expenses of the Lender in connection with each such examination, inspection or audit more than three (3) times per Fiscal Year.

(j) The Borrower shall notify the Lender, within three (3) days, of any change in the senior executive management (including, without limitation, the Chairman, the Chief Executive Officer and the Chief Operating Officer) of any Loan Party.

5.3 Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance on its properties and the properties of the other Loan Parties against loss or damage by fire, explosion, hazards insured against by extended coverage and other hazards and risks and insurance against liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated. Each such policy of insurance shall (i) in the case of liability insurance policies, name the Lender as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Lender, that names the Lender as the loss payee thereunder for any covered loss.

5.4 Payments. The Borrower shall pay or cause to be paid promptly when due all taxes, betterments, assessments and other governmental levies, insurance premiums and other charges, to whomever and whenever laid or assessed, whether on this Agreement, any other Loan Document or on any interest therein or on the Obligations, or on any of its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all trade debts, lease or mortgage obligations, purchase money installments, equipment lease obligations and claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its property; provided, however, that, except to the extent otherwise provided in any other Loan Document, any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books appropriate reserves with respect thereto; and provided, further, that, subject to the immediately preceding proviso, the Borrower will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

5.5 Use of Proceeds. The Borrower shall (a) use the proceeds of the Advances for working capital and general corporate purposes of the Borrower, (b) use the proceeds of the Effective Date Term Loan (i) for the payment of fees, costs and expenses incurred by E-compass in connection with the proposed SPAC Merger Transactions in an aggregate amount not to exceed $1,030,000 in accordance with the Escrow Agreement, (ii) to repay the Existing Indebtedness and (iii) to consummate Permitted Acquisitions and to pay the related fees, costs and expenses incurred by the Borrower in connection with such Permitted Acquisitions, and (c) use the proceeds of the Delayed Draw Term Loan to consummate the Option Closing and, subject to the prior approval of the Lender and the proviso set forth in Section 3.3, any Permitted Acquisition, and to pay the related fees, costs and expenses incurred by the Borrower in connection with any such acquisition.

5.6 Bank Accounts.

(a) Except as otherwise agreed by the Lender, the Borrower shall, and shall cause the other Loan Parties to, within thirty (30) days after the Effective Date, transfer and maintain with the Lender, in order to permit the Lender to monitor the financial condition of the Borrower and in order to effectuate the payment mechanisms established pursuant to Section 2 hereof, all of the Loan Parties’ primary depository accounts, except the local depository accounts listed on Schedule 5.6.

(b) The Borrower will not, and shall cause the other Loan Parties not to, directly or indirectly, establish any new bank account (other than bank accounts established with the Lender) without prior written notice to the Lender and unless the Lender, the Borrower or such Loan Party and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest of the Lender in such bank account, agrees to comply with instructions originated by the Lender directing disposition of the funds in the bank account without further consent from the Borrower, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to the Lender.

(c) The Borrower shall not transfer the proceeds of any Loan to a bank account that is not established with the Lender or a bank account that is established with any other bank that is not subject to a control agreement pursuant to Section 5.6(b) or Section 5.13(d) without the prior written consent of the Lender; provided, that (i) the Borrower may utilize the proceeds of the Loans drawn on the Effective Date in accordance with the flow of funds memorandum delivered to the Lender pursuant to Section 3.1(c) and (ii) the Borrower may utilize the proceeds of the Loans in accordance with the terms set forth in Section 5.5.

5.7 Estoppel Certificates. If and to the extent from time to time requested by the Lender in connection with the sale or participation of the Loans to a third party with the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing, the Borrower shall furnish to the Lender written statements, signed and, if so requested, acknowledged, setting forth the amount of the Obligations which the Borrower acknowledges to be due to the Lender, specifying any claims of offset or defense which the Borrower asserts against the Obligations or any obligations to be performed hereunder, and such other matters as the Lender shall request.

5.8 Fees. The Borrower shall pay all fees to the Lender as from time to time required by this Agreement.

5.9 ERISA. The Borrower shall, and shall cause the other Loan Parties to, meet all minimum funding requirements applicable to any Plans which are subject to Title IV of ERISA, and, except for any noncompliance that would not reasonably be expected to result in a Material Adverse Effect, shall, and cause the other Loan Parties to, at all times comply in all material respects with the provisions of ERISA which are applicable to the Plans. The Borrower shall, and shall cause the other Loan Parties to, at no time permit the current value of the Plans’ benefits guaranteed under Title IV of ERISA to exceed the current value of the Plans’ assets allocable to such benefits. The Borrower shall not permit, and shall cause the other Loan Parties to not permit, any event or condition to exist which could permit the Plans to be terminated under circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to the assets of any Loan Party.

5.10 Subsidiaries. As of the date any Person becomes, directly or indirectly, a Subsidiary of the Borrower or any of its Subsidiaries, the Borrower shall:

(a) Promptly send to the Lender written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of the Borrower or its Subsidiary, as applicable.

(b) With respect to each Subsidiary, promptly cause such Subsidiary to become a Guarantor under the Guaranty Agreement and a grantor under the Security Agreement by executing and delivering to the Lender a joinder agreement, in form and substance reasonably satisfactory to the Lender.

(c) With respect to each Subsidiary, take all such actions and execute and deliver, or cause to be executed and delivered, all such applicable documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(a)(x).

(d) With respect to each Subsidiary, deliver all such applicable documents, instruments, agreements, and certificates, as applicable, necessary to grant and to perfect a first priority Lien in favor of the Lender under the Security Agreement (but subject to any limitations sets forth therein) in the equity interests of such Subsidiary and in all of the personal property of such Subsidiary.

5.11 Further Assurances. Upon the Lender’s request from time to time, the Borrower shall, and shall cause the other Loan Parties to, make, execute, acknowledge and deliver, and file and record, if applicable, all such instruments and take all such action as the Lender or counsel for the Lender may reasonably deem necessary or advisable to carry out the intent and purposes of this Agreement and the other Loan Documents or any other document, instrument or agreement contained or referred to herein or therein.

5.12 SPAC Merger. Upon the consummation of the Redomestication Merger and the SPAC Merger (the date of such consummation being, the “SPAC Merger Date”), the Borrower shall, within ten (10) Business Days following the SPAC Merger Date:

(a) Joinder to Guaranty. Cause iFresh to become a Guarantor under the Guaranty Agreement by executing and delivering to the Lender an originally executed joinder to the Guaranty Agreement, in form and substance reasonably satisfactory to the Lender.

(b) Pledge Agreement. Deliver to the Lender an originally executed Pledge Agreement executed by iFresh pursuant to which all of the equity interests in the Borrower shall be pledged to secure the Obligations subject to the terms and conditions therein.

(c) Stock Certificate and Stock Power. Deliver to the Lender an original stock certificate issued by the Borrower, representing iFresh’s ownership of 100% of the equity interests in the Borrower, together with a transfer power (undated and executed in blank), in each case, in form and substance reasonably satisfactory to the Lender.

(d) Secretary’s Certificate and Attachments. Deliver to the Lender an originally executed certificate from the secretary or assistant secretary of iFresh, together with all applicable attachments, certifying (i) that attached copies of iFresh’s governing documents (Certificate of Incorporation and Bylaws) are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents to which iFresh is a party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Agreement and the Loan Documents, (iii) to the title, name and signature of each Person authorized to sign the Loan Documents and (iv) that an attached copy of the certificate of good standing of iFresh certified by the Secretary of State of the State of Delaware is true and complete.

(e) Officer’s Certificate. Deliver to the Lender an originally executed certificate, together with all applicable attachments, certifying (i) that the SPAC Merger and the Redomestication Merger have been consummated in accordance with all applicable laws and in accordance with the terms and conditions of the SPAC Merger Documents in all material respects without any waiver, amendment, supplement or other modification that is materially adverse to the Lender and (ii) that attached copies of certificates of merger have been filed with the Secretary of State of the State of Delaware in connection with the SPAC Merger and the Redomestication Merger, respectively.

For the avoidance of doubt, the Borrower and the Lender acknowledge and agree that the consummation of the Redomestication Merger and the SPAC Merger may not occur, and the failure of such transactions to consummate under the SPAC Merger Agreement shall not constitute a Default or an Event of Default under this Agreement.

5.13 Post-Closing Obligations.

(a) Pledge Agreement. In the event that the SPAC Merger does not occur by February 18, 2017, the Borrower shall promptly (but in any event, no later than March 3, 2017) deliver to the Lender an originally executed Pledge Agreement executed by each of the shareholders of the Borrower, pursuant to which all of the equity interests in the Borrower shall be pledged to secure the Obligations subject to the terms and conditions therein.

(b) New York Mart Ave U 2nd Inc. Within sixty (60) days following the Effective Date, the Borrower shall (i) deliver to the Lender evidence of reinstatement of U2 in the State of New York, (ii) cause U2 to become a Guarantor under the Guaranty Agreement by executing and delivering to the Lender an originally executed joinder to the Guaranty Agreement, in form and substance reasonably satisfactory to the Lender, (iii) deliver to the Lender an originally executed Pledge Agreement executed by the Borrower pursuant to which all of the equity interests in U2 shall be pledged to secure the Obligations subject to the terms and conditions therein, (iv) deliver to the Lender an original stock certificate issued by U2, representing the Borrower’s ownership of 100% of the equity interests in U2, together with a transfer power (undated and executed in blank), and (v) deliver to the Lender an originally executed certificate from the secretary or assistant secretary of U2, together with all applicable attachments, certifying (A) that attached copies of U2’s governing documents (Certificate of Incorporation and Bylaws) are true and complete, and in full force and effect, without amendment except as shown, (B) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents to which U2 is a party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Agreement and the Loan Documents, (C) to the title, name and signature of each Person authorized to sign the Loan Documents and (D) that an attached copy of the certificate of good standing of U2 certified by the Secretary of State of the State of New York is true and complete.

(c) Insurance Endorsements. Within forty-five (45) days following the Effective Date, the Borrower shall deliver to the Lender insurance endorsements, satisfactory in form and substance to the Lender, that names the Lender as an additional insured and lender loss payee under the Loan Parties’ liability and casualty insurance policies.

(d) Control Agreements. Within forty-five (45) days following the Effective Date, the Borrower shall deliver to the Lender a fully executed control agreement for each Effective Date Account pursuant to which the applicable depositary bank acknowledges the security interest of the Lender in such Effective Date Account, agrees to comply with instructions originated by the Lender directing disposition of the funds in such Effective Date Account without further consent from the Borrower, and agrees to subordinate and limit any security interest the bank may have in such Effective Date Account on terms satisfactory to the Lender.

(e) Landlord Waiver and Consent Agreements. Within forty-five (45) days following the Effective Date, the Borrower shall cause each Loan Party to use commercially reasonable efforts to obtain and deliver to the Lender a Landlord Waiver and Consent Agreement from the lessor of each Effective Date Lease, in form and substance reasonably satisfactory to the Lender.

6. NEGATIVE COVENANTS.

Until the Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been asserted) and/or for so long as the Lender shall be committed to make any Loans or issue any Letters of Credit under this Agreement, the Borrower covenants that it will comply with the following:

6.1 Hazardous Materials. The Borrower shall, and shall cause the other Loan Parties to: not dispose of any hazardous material or oil on any site or vessel occupied or operated by the Loan Parties, except in accordance with applicable law; not store on any site or vessel occupied or operated by any Loan Party, or transport or arrange for the transport of any hazardous material or oil except if such storage or transport is in the ordinary course of the Loan Parties’ business and is in compliance with all such statutes, regulations, ordinances, directives and orders.

6.2 Indebtedness. The Borrower shall not, and shall cause the other Loan Parties to not, create, incur or assume, either directly or indirectly, or otherwise become or remain liable with respect to any Indebtedness without the prior written consent of the Lender, except the following:

(a) Indebtedness in respect of the Obligations;

(b) Other Indebtedness in respect of purchase money obligations (including conditional sales contracts, capitalized leases and any other title retention or deferred purchase devices) in equipment for use in the ordinary course of business in an aggregate amount not to exceed $250,000 outstanding at any time, together with any renewal, extension or refinancing thereof;

(c) Indebtedness of the Loan Parties in respect of taxes, assessments, governmental charges or levies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 5.4 hereof;

(d) Indebtedness in respect of endorsements made in connection with the deposit of items for credit or collection in the normal and ordinary course of business;

(e) Indebtedness in the nature of trade payables incurred in the ordinary course of business;

(f) Indebtedness of any Loan Party (other than iFresh) to any other Loan Party (other than iFresh);

(g) Hedging obligations in respect of any Secured Hedge Agreement that are not entered into for speculative purposes;

(h) Indebtedness in respect of netting services and overdraft protection in connection with deposit accounts in the ordinary course of business;

(i) Indebtedness described in Schedule 6.2; and

(j) Other unsecured Indebtedness of the Borrower in an aggregate outstanding amount not at any time exceeding $200,000.

6.3 [Reserved].

6.4 Liens. The Borrower shall not, and shall cause the other Loan Parties to not, directly or indirectly, permit or suffer to be created or to remain, and shall discharge, or promptly cause to be discharged, any Lien on the property or assets of any Loan Party or any part thereof or interest therein, except the following (“Permitted Encumbrances”):

(a) purchase money mortgages, capital leases, conditional sales contracts, security interests, or other arrangements for the retention of title by the vendor, given to secure the payment of the purchase price incurred in connection with the acquisition or leasing of fixed assets and equipment useful and intended to be used in carrying on the business of the Borrower, provided that the Lien shall attach solely to the property purchased and that the Indebtedness secured by such Lien is permitted by Section 6.2(b);

(b) Liens for taxes, assessments or other governmental charges or levies or to secure claims for labor, material or supplies, and deposits of pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or other social security, or in connection with contests, to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.4 hereof;

(c) Liens imposed by law, zoning restrictions and municipal and other easements which do not or will not, in the aggregate, have a Material Adverse Effect on the Borrower;

(d) Liens in respect of judgments or awards to the extent that such judgments or awards are permitted as Indebtedness by the provisions of Section 6.2(d);

(e) Liens in favor of the Lender pursuant to the Security Agreement or any other Loan Document;

(f) restrictions under federal and state securities laws on the transfer of securities;

(g) set-off rights of depository institutions with which the Borrower or any Subsidiary maintains deposit accounts;

(h) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law arising in the ordinary course of business and securing obligations that are not past due for more than sixty (60) days or are being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money and for which it maintains adequate reserves in accordance with GAAP;

(i) deposits or pledges to secure bids, tenders, contracts, leases, statutory obligations, surety bonds and other obligations of like nature arising in the ordinary course of the Borrower’s business;

(j) leases, licenses, subleases or non-exclusive licenses granted to others not interfering in any material respect with the business of the Borrower;

(k) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and

(l) Liens arising from precautionary UCC filings regarding “true” operating leases.

6.5 Changes. The Borrower shall, and shall cause each other Loan Party to, at all times maintain its existence as a corporation, and each such Person shall not, without in each case the prior written consent of the Lender:

(a) change its Fiscal Year;

(b) change its legal structure in any manner;

(c) change the character or nature of its business or operations in which it is presently engaged or incidental thereto in any material respect;

(d) become a party to any merger or consolidation except (i) in connection with the SPAC Merger and (ii) in connection with Permitted Acquisitions permitted by Section 6.6, provided that the Borrower is the surviving entity thereof; or

(e) sell, transfer, convey, lease (as lessor) or otherwise dispose of any of its property or assets, except that each such Person may sell or otherwise dispose of (i) tangible assets to be replaced in the ordinary course of business by other tangible assets of equal or greater value; (ii) tangible assets that are worn out, obsolete or no longer used or useful in the business of such Person; (iii) sales of inventory in the ordinary course of business; (iv) dispositions of cash and Cash Equivalents; (v) non-exclusive licenses or sublicenses of intellectual property rights in the ordinary course of its business that do not impair the value thereof; (vi) sales of delinquent receivables in the ordinary course of business in connection with the collection thereof; (vii) sales or transfers from one Loan Party (other than iFresh) to another Loan Party (other than iFresh); provided, however, that nothing in this Section 6.5(e) shall prohibit the purchase of equipment, hardware and software by the Borrower or any of its Subsidiaries in the ordinary course of business; and (viii) dispositions of assets of the Loan Parties not otherwise provided for in this Section 6.5(e) in an aggregate amount not to exceed $250,000 in any Fiscal Year.

6.6 Investment. The Borrower shall not, and shall cause each other Loan Party to not, acquire or commit itself to acquire or hold any Investment except for the following:

(a) Intercompany Investments of a Loan Party (other than iFresh) in any other Loan Party (other than iFresh);

(b) Permitted Investments;

(c) Permitted Acquisitions;

(d) Investments consisting of endorsements of negotiable instruments for collection in the ordinary course of business;

(e) Investments relating to hedging obligations; and

(f) Bank deposits in the ordinary course of business.

6.7 Distributions. The Borrower shall not, and shall cause the other Loan Parties to not, make any Distribution, except that (a) any Subsidiary of the Borrower may make Distributions to the Borrower and (b) any Loan Party may make a Distribution approved by the Lender.

6.8 Transactions with Affiliates. The Borrower shall not, and shall cause the other Loan Parties to not, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than such Person would obtain in a comparable arms-length transaction with an unaffiliated third party and (b) as otherwise expressly permitted in this Agreement or any other Loan Document.

6.9 Permitted Activities of iFresh. Notwithstanding anything to the contrary contained herein, upon the consummation of the SPAC Merger Transactions, the Borrower shall cause iFresh not to (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations and any other obligation under the Loan Documents or any Guaranty to the extent permitted hereunder, (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than as otherwise permitted pursuant to Section 6.4, (c) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person (other than in connection with the SPAC Merger Transactions), (d) sell or otherwise dispose of any equity interests of the Borrower, (e) create or acquire any direct Subsidiary or make or own any direct investment in any Person, or (f) engage in any business or activity or own any assets other than (i) holding 100% of the equity interests of the Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents, (iii) the activities and contractual rights incidental to the maintenance of its corporate existence and (iv) being a party to the SPAC Merger Documents to which it is a party.

6.10 Amendments of SPAC Merger Documents. The Borrower shall not, and shall cause the other Loan Parties to not, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any SPAC Merger Document to which it is a party, in each case, in a manner materially adverse to the Lender.

6.11 Restrictive Agreements. The Borrower shall not, and shall cause the other Loan Parties to not, enter into any agreement, instrument, deed or lease that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien in favor of the Lender upon any of its Collateral or (b) the ability of any Subsidiary of the Borrower to make Distributions or to make or repay loans or advances to the Borrower.

7. FINANCIAL COVENANTS.

7.1 Financial Tests. The Borrower shall comply with the following financial tests as of the last day of each Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2017:

(a) Fixed Charge Coverage Ratio. The Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.

(b) Senior Funded Debt to EBITDA Ratio. The Borrower shall not permit the Senior Funded Debt to EBITDA Ratio to be greater than 3.00 to 1.00.

8. RIGHTS AND REMEDIES OF THE LENDER.

8.1 Rights Exercisable Regardless of Default. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the following rights:

(a) The Lender is hereby specifically authorized to make, at the Lender’s sole option, any or all payments required to be made by the Borrower either hereunder or under any other Loan Document. Such payments may include, but are not limited to, payments for taxes, assessments, betterments and other governmental levies and charges, and insurance premiums. The Lender shall have the right, but not the duty, to perform any such obligations of the Borrower without waiving any other rights or releasing the Borrower from any obligation hereunder.

(b) The Lender shall have the right, but not the duty, to intervene or otherwise participate in any legal or equitable proceeding which, in the Lender’s sole judgment, affects any of the rights created by this Agreement or any of the other Loan Documents.

Such rights may be exercised by the Lender only after reasonable notice to the Borrower, and only to the extent permitted by law and necessary to protect the rights of the Lender hereunder.

8.2 Effect of Exercise of Rights. Any sums paid, and any costs or expenses, including reasonable attorneys’ fees, incurred in good faith by the Lender, pursuant to the Lender’s exercise of rights specified or referred to herein, shall: (a) as between the parties hereto and their successors in interest, be deemed valid, so that in no event shall the necessity or validity of any such payments, costs or expenses be disputed; and (b) with respect to such sums, costs and expenses, be, until paid, part of the Obligations and, until paid, shall accrue interest at the Default Rate.

8.3 Events of Default. The occurrence of any one or more of the following events shall constitute a default under and breach of this Agreement:

(a) failure of the Loan Parties to pay any amount or any installment of interest or principal and interest hereunder or under any Note when due, as applicable, or to make any other payment required by the terms hereof or the terms of the other Loan Documents to be made on the Obligations within five (5) Business Days of when the same shall become due and payable; or

(b) failure of the Borrower to pay within one (1) Business Day of when due any amount outstanding hereunder or under the Revolving Note which shall be in excess of the Maximum Revolving Credit Amount, as applicable, at any time; or

(c) any representation or warranty made by any Loan Party in this Agreement or in any other Loan Document shall be untrue in any material respect when made; or

(d) failure of the Borrower to observe or perform any of the terms and provisions of Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(g), 5.3, 5.5, 5.13, 6 and 7 hereof; or

(e) failure of any Loan Party to observe or perform any other covenant, agreement, condition, term or provision of this Agreement or any other Loan Document and such failure shall not be rectified or cured to the written satisfaction of the Lender within thirty (30) days after written notice thereof by the Lender to the Borrower; or

(f) a Change in Ownership, without the prior written consent of the Lender, shall occur; or

(g) any Loan Party shall initiate any action to dissolve, liquidate or otherwise terminate its existence; or

(h) any Loan Document shall cease, for any reason (other than the scheduled termination thereof in accordance with its terms or release by the Lender), to be in full force and effect, or any Loan Party shall so assert in a judicial or similar proceeding; or

(i) any Loan Party shall fail to make any payment of Indebtedness (other than Indebtedness constituting Obligations) in excess of $250,000 or shall fail to perform the terms of any agreement relating to such Indebtedness and such default shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(j) any final, non-appealable judgment or judgments in excess of $250,000 in aggregate (to the extent not covered by insurance for which the insurer has not denied coverage with respect thereto) shall be entered or filed against any Loan Party and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(k) the entry of any court order which enjoins, restrains or in any way prevents any Loan Party from conducting its business affairs in the ordinary course which has a Material Adverse Effect on such Loan Party and is not stayed or dismissed within sixty (60) days of such entry; or

(l) the Borrower shall have: (1) commenced a voluntary case under Title 11 of the United States Code as from time to time in effect, or its authorizing, by appropriate proceedings, the commencement of such a voluntary case; (2) filed an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (3) entered of an order for relief in any involuntary case commenced under said Title 11, which is not dismissed within sixty (60) days; (4) sought relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or its consenting to or acquiescing in such relief; (5) entered of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property and such receiver or custodian is not discharged within sixty (60) days; or (6) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(m) Long Deng resigns, is terminated, or is no longer actively involved in the management of the Borrower in his current position and a replacement reasonably satisfactory to the Lender for Long Deng is not made, within sixty (60) days after such event.

8.4 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Lender may at any time thereafter, at its option and without notice, exercise any or all of the following rights and remedies:

(a) terminate the obligation of the Lender (i) to make any Advance or issue any Letter of Credit under the Revolving Credit Facility and/or (ii) to make any Delayed Draw Term Loan under the Delayed Draw Term Credit Facility; or

(b) declare the entire Obligations immediately due and payable, and the Obligations shall thereupon become and be immediately due and payable, anything in any of the Loan Documents to the contrary notwithstanding, and without presentation, protest or further demand or notice of any kind, all of which are expressly hereby waived by the Borrower, provided that, notwithstanding and without limitation of the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default under Section 8.3(l) hereof, the entire Obligations automatically shall become and be immediately so due and payable; or

(c) exercise any or all of the rights and remedies granted to it under any other Loan Document and take such other actions or proceedings as the Lender deems necessary or advisable to collect or enforce or to protect its interest in the Obligations or any Collateral.

Such options may be exercised individually, sequentially or in concert, all such remedies being cumulative, the exercise of one not being deemed a waiver of any other or a cure of any Event of Default.

A Default or an Event of Default shall not be deemed to be in existence or to be continuing for any purpose of this Agreement if the Lender pursuant to this Agreement shall have waived such event in writing or stated in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Default or Event of Default or impair any rights of the Lender upon the occurrence thereof.

Any and all amounts due hereunder or under any Loan Document after an Event of Default or maturity (whether by acceleration or otherwise) shall, bear interest at a rate per annum which shall be calculated in the manner herein set forth and shall be equal to the Stated Rate from time to time in effect plus three percent (3%) (the “Default Rate”).

8.5 Set Off. Any and all deposits or other sums at any time due to the Borrower from, or credited to the Borrower by the Lender or any of its affiliated banks or institutions, or any Person which is participating with the Lender with respect to the Obligations, and any cash, securities, instruments, or other property of the Borrower in the possession of the Lender, or any of its affiliates, and any such participant, whether for safekeeping, or otherwise, or in transit to or from the Lender or any of its affiliates or any such participant, or in the possession of any third party acting on the Lender’s behalf (regardless of the reason the Lender had received same or whether the Lender has conditionally released the same) shall at all times constitute security for any and all Obligations, and may be applied or set off by the Lender upon the occurrence and during the continuance of an Event of Default hereunder against such Obligations, whether or not other Collateral is available to the Lender.

8.6 Power of Attorney. In furtherance of the Lender’s rights hereunder, the Borrower hereby appoints the Lender the true and lawful attorney in fact for the Borrower with full power of substitution, in its name or in the name of the Borrower or otherwise, for the sole benefit of the Lender but at the sole expense of the Borrower, without notice to or demand upon the Borrower, at any time upon or during the continuance of an Event of Default: (a) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to enforce any rights of the Borrower; (b) to defend any suit, action, or proceeding brought against the Borrower; (c) to settle, compromise or adjust any suit, action or proceeding described in clauses (a) or (b) above and (d) to endorse the name of the Borrower on checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents constituting payments to the Borrower; provided, however, that such rights may not be exercised by the Lender except upon the occurrence and during the continuance of an Event of Default hereunder. The powers vested in the Lender are, and shall be deemed to be, coupled with an interest and irrevocable.

8.7 Waivers and Enforcement of Rights. The failure of the Lender to exercise any right or remedy or option provided for herein or otherwise shall not be deemed to be a waiver of any of the covenants or obligations of the Borrower. No extension, whether oral or in writing, of the time for the payment of the whole or any part of the Obligations or any other indulgence given by the Lender to the Borrower or any other Person, shall operate to affect the original liability of the Borrower. To the extent permitted by law, and except as otherwise provided in this Agreement and the other Loan Documents, the Borrower expressly waives all rights to any notice of hearing and to any hearing prior to the taking of any action by the Lender under and pursuant to this Agreement and the other Loan Documents. Upon the occurrence and during the continuance of an Event of Default, the Borrower waives demand, notice of default, protest, presentment, notice of acceptance of this Agreement and the other Loan Documents, notice of Loans made, credit extended, or other action taken in reliance on the Loan Documents and all other demands and notices of any description. With respect to any or all of the Obligations, the Borrower assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any Person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting thereof, all at such time or times as the Lender may deem advisable, and the Borrower agrees that the Lender may so act without regard to any requests or demands by the Borrower and without thereby incurring any liability to the Borrower or releasing the Borrower hereunder. No course of dealing between the Borrower and the Lender shall operate as a waiver of any of the Lender’s rights under this Agreement or any Loan Document or with respect to any of the Obligations. A waiver by the Lender on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon the Lender unless it is in writing and signed by the Lender. The making of a Loan hereunder during the existence of an Event of Default shall not constitute a waiver thereof.

8.8 Application of Proceeds. The proceeds of all collections and any other moneys received or recovered by the Lender after an Event of Default which has not been waived by the Lender in its sole discretion shall be applied as follows:

(a) First, to the payment of the costs and expenses of enforcement of the Lender’s rights hereunder and collection, including reasonable attorneys’ fees; and

(b) Second, in any order the Lender shall determine.

Proceeds which in the Lender’s sole discretion are not so applied shall be credited to the Borrower’s deposit account with the Lender, if any, or to the Borrower in such other manner as the parties shall mutually agree.

9. DEFINITIONS. For the purposes of this Agreement, the following terms defined elsewhere in this Agreement and as set forth below shall have the respective meanings therein and herein defined:

TERM	DEFINITION

“Adjusted LIBOR Rate”	Section 2.5
“Advance”	Section 2.1
“Agreement”	Preamble
“Borrower”	Preamble
“Broker”	Section 4.14
“Budget”	Section 5.2(b)
“Certifying Officer”	Section 5.2(a)
“Compliance Certificate”	Section 5.2(d)
“Commitment Fee”	Section 2.7
“Default Rate”	Section 8.4
“Delayed Draw Maturity Date”	Section 2.3(c)
“Delayed Draw Term Credit Facility”	Section 2.3
“Delayed Draw Term Loan”	Section 2.3
“Delayed Draw Term Loan Account”	Section 2.3(a)
“Delayed Draw Term Loan Amount”	Section 2.3
“Delayed Draw Term Note”	Section 2.3(b)
“Delayed Draw Ticking Fee”	Section 2.8
“Effective Date”	Preamble
“Effective Date Term Credit Facility”	Section 2.2

“Effective Date Term Loan”	Section 2.2
“Effective Date Term Loan Account”	Section 2.2(a)
“Effective Date Term Loan Amount”	Section 2.2
“Effective Date Term Note”	Section 2.2(b)
“ERISA”	Section 4.12
“Eurodollar”	Section 2.5
“Facility Fee”	Section 2.10
“Fiscal Year”	Section 4.11
“Historical Financial Statements”	Section 4.5
“Information”	Section 10.1
“L/C Credit Extension”	Section 2.1(f)
“Lender”	Preamble
“Letter of Credit Fee”	Section 2.9
“Letter of Credit Sublimit”	Section 2.1(f)
“LIBOR Breakage Fees”	Section 2.5(c)
“LIBOR Pricing Options”	Section 2.5
“LIBOR Rate”	Section 2.5
“Loans”	Section 2.3
“Maturity Date”	Section 2.2(c)
“Maximum Revolving Credit Amount”	Section 2.1
“PBGC”	Section 5.2(h)
“Permitted Encumbrances”	Section 6.4
“Plans”	Section 4.12
“representatives”	Section 10.2(a)
“Revolving Credit Facility”	Section 2.1
“Revolving Loan Account”	Section 2.1(a)
“Revolving Note”	Section 2.1(b)
“Senior Funded Debt to EBITDA Ratio”	Section 7.1(b)
“Termination Date”	Section 2.1(c)
“Undrawn Available Amount”	Section 2.7
“Undrawn Available Delayed Draw Amount”	Section 2.8
“United States Currency”	Section 2.5

In addition, for purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts” means, without limitation, “accounts” as defined in the UCC, and also all accounts, accounts receivable, notes, drafts, acceptances, other forms of obligations and receivables and rights to payment for credit extended, whether secured or unsecured, for goods sold, licensed or leased, or services rendered, whether or not yet earned by performance, all rights of the Borrower to draw under letters of credit and all rights to payment under license agreements.

“Acquired Option Companies” means the Option Companies whose equity interests have been sold (or will be sold) by Long Deng and purchased by iFresh on the Delayed Draw Funding Date in accordance with the terms and conditions set forth in the Option Agreement.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Base Rate” means the rate of interest announced from time to time by KeyBank National Association as its “prime rate” charged on certain commercial loans, which is not necessarily the lowest rate of interest offered by the Lender to its customers. Any change in such announced rate shall result in an immediate change in the Base Rate.

“Base Rate Loans” means Advances and Term Loans the rate of interest applicable to which is based upon the Base Rate.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capitalized Lease” means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP and Statement of Financial Accounting Standards No. 13.

“Capitalized Lease Obligations” means the amount of the liability which should appear on the lessee’s balance sheet reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13.

“Cash Equivalents” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (ii) time deposits and certificates of deposit of the Lender or any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000 with maturities of not more than twelve (12) months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (i) above, (iv) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) of recognized standing having capital and surplus in excess of $100,000,000 and commercial paper issued by any Person rated at least A-1 or the equivalent thereof by Standard & Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than twelve (12) months after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“Change in Ownership” means any of the following: (i) at any time, Long Deng shall cease to beneficially own and control, directly or indirectly, on a fully diluted basis (a) more than 51% on a fully diluted basis of the economic and voting interests in the equity interests of the Borrower or (b) a sufficient number of the issued and outstanding voting interests in the equity interests of the Borrower to have and exercise voting power for the election of directors holding a majority of the voting power of the board of directors of the Borrower; (ii) at any time, the Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the equity interests of each of its Subsidiaries; or (iii) following the consummation of the SPAC Merger Transactions, iFresh shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the equity interests of the Borrower.

“Collateral” means, collectively, all of the real, personal and mixed property (including equity interests) in which Liens are purported to be granted pursuant to the Loan Documents as security for the Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means an Event of Default and an event which, but for the giving of notice, or the passage of time, or both, would constitute an Event of Default.

“Delayed Draw Funding Date” means the date on or after the Effective Date and on or prior to the Delayed Draw Termination Date on which the Delayed Draw Term Loan is made to the Borrower.

“Delayed Draw Termination Date” means the date that is three hundred sixty-five (365) days after the Effective Date.

“Distribution” means with respect to any Person:

(a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of such Person;

(b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person (or of options, warrants or other rights for the purchase of such shares), directly, indirectly through a Subsidiary or otherwise;

(c) any other distribution on or in respect of any shares of any class of equity of or beneficial interest in such Person; and

(d) any payment, loan or advance by such Person to, or any other Investment by such Person in, the holder of any shares of any class of capital stock of or equity or interest in such Person or any affiliate of such holder;

provided, however, that the term “Distribution” shall not include (i) payment in the ordinary course of business in respect of (A) reasonable compensation paid to employees, officers and directors permitted hereunder, (B) advances to employees for travel expenses, drawing accounts and similar expenditures, (C) rent paid to or account payables for services rendered or goods sold by non-affiliates, or (D) intercompany accounts payable and real property leases to non-affiliates, (ii) so long as no Event of Default exists or would result therefrom, the Borrower may declare and make dividend payments or other distributions payable solely in its equity securities, and (iii) so long as no Event of Default exists or would result therefrom, the Borrower may redeem its equity interests from employees, officers or directors of the Borrower upon the death or separation from employment or departure therefrom, or in connection with any employee option plan.

“E-compass” means E-compass Acquisition Corp., a Cayman Islands exempted company.

“EBITDA” means, for any period, an amount determined for the Loan Parties on a consolidated basis equal to (i) the net income for such period, plus (ii) to the extent deducted in determining the Loan Parties’ net income (and without duplication), (a) interest expense, (b) income tax expense, (c) depreciation and amortization for such period, (d) any other non-recurring non-cash charges or non-cash losses, and (e) any other non-cash expenses approved by the Lender.

“Effective Date Accounts” means, collectively, the bank accounts listed on Schedule 5.6 (other than payroll accounts and lottery accounts); and “Effective Date Account” means any one of them.

“Effective Date Certificate” means the Effective Date Certificate substantially in the form of Exhibit D.

“Effective Date Leases” means, collectively, the leased premises listed on Schedule 5.13(e); and “Effective Date Lease” means any one of them.

“Escrow Account” means the “Escrow Account” as defined in the Escrow Agreement. “Escrow Agent” means Loeb & Loeb LLP.

“Escrow Agreement” means the Escrow Agreement, dated as of the Effective Date, among the Borrower, E-compass and the Escrow Agent, in form and substance reasonably satisfactory to the Lender.

“Event of Default” means each of the events set forth in Section 8.3 hereof.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Loan Documents to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means (i) any income or franchise tax (including branch profits or similar taxes) imposed on or measured by the taxable income of the Lender or any other recipient of a payment hereunder or under any of the Loan Documents pursuant to the laws of the United States; the jurisdiction in which the Lender (or such recipient) is organized, the jurisdiction in which the principal office or applicable lending office of the Lender (or such recipient) is located; or which is imposed by any jurisdiction as a result of any present, former or future connection with the Lender or such recipient (other than a connection resulting from or attributable to the Lender or such recipient having executed or performed its obligations or received a payment hereunder); (ii) any withholding tax to the extent that such withholding tax would have been imposed on the relevant payment to the Lender or such recipient under the laws and treaties in effect at the time the Lender or such recipient first became a party to this Agreement or otherwise became entitled to any rights hereunder; or (iii) any withholding tax imposed under Code Sections 1471-1474.

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under that certain Loan Agreement, dated July 2, 2015, between Bank of America, N.A. and Strong America Limited being repaid in full and terminated on the Effective Date, and (ii) all other Indebtedness of the Borrower other than the Indebtedness permitted to be incurred pursuant to Section 6.2.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fixed Charge Coverage Ratio” means, as of the last day of any trailing twelve (12) month period then ended, the ratio of (i) EBITDA for such period to (ii) Fixed Charges for such period.

“Fixed Charges” means, for any period, the amounts determined for the Loan Parties on a consolidated basis equal to the sum (without duplication) of all regularly scheduled payments of principal on debt and interest expense thereon for such period, unfunded capital expenditures, distributions and taxes, in each case for such period.

“GAAP” means generally accepted accounting principles as defined by the United States Financial Accounting Standards Board as from time to time in effect, applied on a basis consistent with the financial statements of the applicable Person for its last Fiscal Year.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means any Person executing any guaranty hereunder or under any Loan Document and “Guarantors” shall mean all of the foregoing Persons.

“Guaranty” means with respect to the Borrower (or other specified Person):

(a) any guaranty by the Borrower of the payment or performance of, or any contingent obligation by the Borrower in respect of, any Indebtedness or other obligation of any other Person;

(b) any other arrangement whereby credit is extended to a Person on the basis of any promise or undertaking of the Borrower (including any “comfort letter” or “keep well agreement” written by the Borrower to a creditor or prospective creditor of such Person) to (i) pay the Indebtedness of such Person, (ii) purchase an obligation owed by such Person, (iii) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (iv) maintain the capital, working capital, solvency or general financial condition of such Person, in each case whether or not such arrangement is disclosed in the balance sheet of the Borrower or referred to in a footnote thereto;

(c) any liability of the Borrower as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership;

(d) any liability of the Borrower as a joint venturer of a joint venture in respect of Indebtedness or other obligations of such joint venture; and

(e) reimbursement obligations of the Borrower with respect to letters of credit, surety bonds and other financial guarantees in support of a primary obligation of another Person;

provided, however, that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business and product warranties given in the ordinary course of business. The outstanding amount of any Guaranty obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty obligation.

“Guaranty Agreement” means the Guaranty Agreement substantially in the form of Exhibit E.

“iFresh” means iFresh Inc., a Delaware corporation and a wholly-owned Subsidiary of E-compass.

“Indebtedness” means, with respect to any Person as of a given date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all Capitalized Lease Obligations, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade accounts payable not past due by more than sixty (60) days or such longer time consistent with past practices and (ii) accrued expenses, in each case, incurred in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person (including Letters of Credit), (g) all hedging obligations of such Person, (h) all Guaranties and endorsements in respect of Indebtedness of others, (i) mandatory redemption, repurchase or dividend obligations with respect to capital stock (or other evidence of beneficial interest valued at, in the case of redeemable preferred equity interests, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such equity interests plus accrued and unpaid dividends (other than any payment made solely with equity interests of such Person) and (j) all indebtedness of any partnership of which such Person is a general partner, unless expressly made non-recourse to such Person.

“Indemnified Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof, but excluding Excluded Taxes.

“Interest Payment Date” means the first day of each calendar month, commencing on the first such date to occur after the Effective Date and the final maturity date of such Loan.

“Investment” means, with respect to any Person:

(a) any share of capital stock, evidence of Indebtedness or other security issued by any other Person;

(b) any loan, advance or extension of credit to (other than credit extensions to Account debtors in the ordinary course of business), or contribution to the capital of, any other Person;

(c) any acquisition of all or any part of the business of any other Person or the assets comprising such business or part thereof; or

(d) any other similar investment.

“Landlord Waiver and Consent Agreement” means the Landlord Waiver and Consent Agreement substantially in the form of Exhibit F.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit, or a performance or financial standby letter of credit.

“LIBOR Loans” mean Advances and Term Loans the rate of interest applicable to which is based upon the LIBOR Pricing Option Adjusted LIBOR Rate.

“Lien” means with respect to any Person:

(a) any encumbrance, mortgage, pledge, lien, charge or security interest of any kind upon any property or assets of such Person, whether now owned or hereafter acquired, or upon the income or profits therefrom;

(b) any arrangement or agreement which prohibits such Person from creating encumbrances, mortgages, pledges, liens, charges or security interests;

(c) the acquisition of, or the agreement to acquire, any property or asset upon conditional sale or subject to any other title retention agreement, device or arrangement (including a capitalized lease); or

(d) the assignment, pledge or transfer for security of any Accounts, general intangibles or chattel paper of such Person, with or without recourse.

“Loan Accounts” means, collectively, the Revolving Loan Account, the Effective Date Term Loan Account and the Delayed Draw Term Loan Account.

“Loan Documents” includes this Agreement, the Revolving Note, the Effective Date Term Note, the Delayed Draw Term Note, the Security Agreement, the Pledge Agreement, the Guaranty Agreement, the Secured Hedge Agreement and any other present or future agreement evidencing, securing, guaranteeing or otherwise relating to any or all of the Obligations or which is stated to be a Loan Document as defined in this Agreement, each as from time to time amended, restated, supplemented or otherwise modified from time to time, and all statements, reports, certificates or instruments delivered to the Lender by or on behalf of the Borrower, any Guarantor, if any, or any other Person in connection herewith or therewith.

“Loan Party” means, collectively, the Borrower and the Guarantors.

“Material Adverse Effect” means an effect on the Loan Parties, taken as a whole, which could materially and adversely affect the business, assets or condition, financial or otherwise, or the results of operations, of the Loan Parties on a consolidated basis, or the ability of the Loan Parties to meet their obligations under the Loan Documents (or similar instruments), or the validity or enforceability of any of the Loan Documents (or similar instruments) or the rights or remedies of the Lender thereunder.

“Notes” means, collectively, the Revolving Note, the Effective Date Term Note and the Delayed Draw Term Note.

“Obligations” means all of the following: (a) the payment and performance of all covenants and agreements contained in this Agreement, as from time to time amended, restated, supplemented or otherwise modified from time to time and in effect; (b) the payment and performance of all covenants and agreements contained in the Notes, and all renewals, amendments, restatements, modifications, consolidations, replacements, increases and extension thereof; (c) the payment and performance of all covenants and agreements contained in the Secured Hedge Agreement, as from time to time amended, restated, supplemented or otherwise modified from time to time and in effect; and (d) the payment and performance of all covenants and agreements contained in each of the other Loan Documents; provided that for the avoidance of doubt, the “Obligations” shall not include any Excluded Swap Obligations.

“Option Closing” means the “Closing” as defined in the Option Agreement.

“Option Agreement” means that certain Option Agreement to be entered into by and among iFresh, Long Deng and each of the Option Companies.

“Option Companies” means New York Mart, Inc., a New York corporation, Pacific Supermarket Inc., a New York corporation, New York Mart MD, Inc., a Maryland corporation, and New York Mart N. Miami Inc., a Florida corporation.

“Patriot Act” means each of the events set forth in Section 11.13 hereof.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries which is a Loan Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the equity interests of, any Person organized under the laws of the United States, any State thereof or the District of Columbia, that satisfies each of the following conditions:

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(c) in the case of the acquisition of all or substantially all of the assets of a Person, all such assets shall be owned 100% by the Borrower or any of its direct or indirect Subsidiaries which is a Loan Party, and such Loan Party shall have taken all actions to subject such assets to the first priority Lien of the Lender, in accordance with the terms and conditions hereof and of the other Loan Documents;

(d) in the case of the acquisition of equity interests, all of the equity interests issued by such Person shall be owned 100% by the Borrower or any of its direct or indirect Subsidiaries which is a Loan Party, and such Loan Party shall have taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 5.10;

(e) on a pro forma basis, after giving effect to such acquisition and any financing thereof, (i) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 and (ii) the Senior Funded Debt to EBITDA Ratio does not exceed 3.00 to 1.00;

(f) (i) the consideration for such acquisition does not exceed $5,000,000, and (ii) consideration for all other Permitted Acquisitions made from the Effective Date to the date of determination, does not exceed $15,000,000 in the aggregate;

(g) immediately prior to giving effect to the acquisition of the subject Person, such Person shall have positive EBITDA, as determined based upon such Person’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within forty-five (45) days prior to the date of consummation of such acquisition;

(h) any Person or assets as acquired in accordance herewith shall be in the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Effective Date, or a similar or related business;

(i) such acquisition shall be consensual and shall have been approved by the subject Person’s board of directors (or the functional equivalent thereof) or the requisite holders of the equity interests thereof;

(j) the Borrower shall have delivered to the Lender at least ten (10) Business Days prior to the date on which any such acquisition is to be consummated, (i) a due diligence package reasonably satisfactory to the Lender (including drafts of acquisition documents, together with related disclosure schedules, a summary description of such acquisition, all insurance policies (if applicable), any environmental reports (if applicable) prepared by, or on behalf of, the target, (ii) updated projections determined on a pro forma basis giving effect to such acquisition, and (iii) upon request by the Lender, in its sole discretion, a quality of earnings report from a third party firm reasonably acceptable to the Lender; and

(k) on or prior to the closing date for such acquisition, the Borrower shall have delivered to the Lender (i) a pro forma compliance certificate evidencing compliance with clause (e) above, together with all relevant financial information with respect to such acquired assets, and (ii) a certificate of a Certifying Officer of the Borrower, in form and substance reasonably satisfactory to the Lender, certifying that all of the requirements set forth in clauses (a) - (j) have been satisfied or will be satisfied on or prior to the consummation of such acquisition.

“Permitted Investment” means (i) advances and prepayments to suppliers who are not affiliates for property leased, goods furnished and services rendered in the ordinary course of business, (ii) reasonable advances to employees for travel expenses, drawing accounts and similar expenditures, (iii) stock or other securities or property acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Borrower or any of its Subsidiaries, or as security for any such Indebtedness or claim, and (iv) the purchase of any Cash Equivalents.

“Person” means an individual person, corporation, company, association, partnership, joint venture, trust, business trust, trustee, organization, business, or government or any governmental agency or political subdivision thereof.

“Pledge Agreement” means the Pledge Agreement substantially in the form of Exhibit G.

“Redomestication Merger” means the “Redomestication Merger” as defined in the SPAC Merger Agreement.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Secured Hedge Agreement” shall mean any hedge agreement that is entered into by and between the Borrower and the Lender.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit H.

“Senior Funded Debt” means Total Funded Debt, less any subordinated indebtedness of the Loan Parties approved by the Lender.

“Senior Funded Debt to EBITDA Ratio” means, as of the last day of any trailing twelve (12) month period then ended, the ratio of (a) Senior Funded Debt at such time to (b) EBITDA for such period.

“SPAC Certificate of Merger” means the “Certificate of Merger” as defined in the SPAC Merger Agreement.

“SPAC Merger” means the “Merger” as defined in the SPAC Merger Agreement.

“SPAC Merger Agreement” means that certain Merger Agreement, dated July 25, 2016, by and among E-compass, iFresh, SPAC Merger Sub, the Borrower, the stockholders of the Borrower and Long Deng, as the stockholder’s representative.

“SPAC Merger Documents” means, collectively, the SPAC Merger Agreement and all agreements, documents and instruments, including any escrow agreement, executed and/or delivered pursuant thereto or in connection therewith (other than the Loan Documents).

“SPAC Merger Sub” means iFresh Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of iFresh.

“SPAC Transactions” means the Redomestication Merger, the SPAC Merger and the other transactions consummated (or to be consummated) pursuant to the SPAC Merger Documents.

“Stated Rate” means the rate of interest as set forth herein with respect to the Indebtedness evidenced by the Revolving Loan Account, the Effective Date Term Loan Account and the Delayed Draw Term Loan Account, as applicable.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Term Loans” means, collectively, the Effective Date Term Loan and the Delayed Draw Term Loan.

“Total Funded Debt” means the sum without duplication for the Loan Parties of (i) all indebtedness for borrowed money, whether maturing in less than or more than one year, plus (ii) all bonds, notes, debentures or similar debt instruments, plus (iii) all capitalized lease obligations, plus (iv) the present value of all basic rental obligations under any synthetic lease.

“U2” means New York Mart Ave U 2nd Inc., a New York corporation.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as enacted in New York and from time to time amended and in effect.

10. CONFIDENTIALITY.

10.1 Receipt of Information. In connection with the transactions contemplated by this Agreement and the other Loan Documents, the Lender has received information (the “Information”) from the Borrower or iFresh concerning the business and operations of the Loan Parties or iFresh, including its financial condition, which is non-public, confidential or proprietary in nature.

10.2 Non-Disclosure. The Lender agrees that it will not disclose without the prior written consent of the Borrower and iFresh any Information which has been or will be furnished by the Borrower or iFresh to the Lender and which is designated by the Borrower or iFresh in writing as confidential; provided, however, that the Lender may disclose any Information:

(a) to its directors, employees, auditors or counsel (collectively “representatives”) to whom it is necessary to show the Information in connection with the existence of this Agreement and the Loan Documents and the transactions contemplated herein, each of which shall be informed by such Person of the confidential nature of the Information;

(b) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over such Person, or as may otherwise be required by law (provided that such Person shall give the Borrower and iFresh as soon as possible prior written notice of the disclosure permitted by this clause (b) unless such notice is prohibited by such subpoena, order or law);

(c) to any Governmental Authority having jurisdiction over such Person upon its demand; and

(d) to any participant or proposed participant in or assignee or proposed assignee of all or any part of such Person’s interests herein, each of which shall be informed by such Person of the confidential nature of the Information, shall have been approved by the Borrower and iFresh, such approval not to be unreasonably withheld, and shall have executed and delivered to the Borrower and iFresh a confidentiality agreement containing substantially the same terms as this Section (with appropriate changes to reflect the parties and Information involved and excluding this paragraph (d)).

10.3 Public Information. The restrictions contained in this Section shall not apply to Information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Lender or its representatives; or (b) becomes available to any such Person on a non-confidential basis from a source other than the Borrower or one of its agents; or (c) was known to any such Person on a non-confidential basis prior to its disclosure to such Person by the Borrower or one of its agents, provided, that in the case of subsections (b) and (c) hereof, such restrictions shall continue to apply if such Person knows that such Information was disclosed to it by a party in breach of a similar confidentiality agreement.

10.4 Terms of Loan Documents. The Borrower covenants and agrees to keep the terms of this Agreement and the other Loan Documents confidential and agrees not to disclose the same to any Person (other than its representatives and iFresh) without the prior written consent of the Lender provided that the Borrower and iFresh shall have the right to (i) describe the terms hereof to the extent required by its auditors so to do in its financial statements and distribute its financial statements to third Persons in the ordinary course of its business and (ii) disclose the same under the same circumstances and to the same Persons as are set forth in subparagraphs 10.3(a) through (c) above.

11. GENERAL.

11.1 Lender’s Expenses.

(a) Any and all costs and expenses incurred by the Lender in connection with (i) making, performing, protecting or collecting the Obligations including, without limitation, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, including any modification, waiver or amendment thereof, (ii) the Indebtedness evidenced by the Loan Accounts, (iii) any Guaranty of any Guarantor, and (iv) the Lender’s exercise of the rights, remedies and elections provided in this Agreement and the Loan Documents, including, without limitation, reasonable attorneys’ fees, shall be paid by the Borrower on the demand of the Lender.

(b) If the Lender is made a party defendant to any litigation concerning this Agreement or any other Loan Document, other than as a result of litigation brought by the Borrower, then the Borrower shall indemnify, defend and hold the Lender harmless from and against all claims, liabilities, judgments, costs and expenses by reason of said litigation, including reasonable attorneys’ fees and expenses incurred by the Lender in any such litigation, whether or not any such litigation is prosecuted to judgment; provided, however, that the Borrower shall not have any obligation to the Lender hereunder with respect to any matter finally adjudged by a court of competent jurisdiction to have been directly caused by or primarily resulting from the willful misconduct or gross negligence of the Lender. If the Lender commences an action to enforce any of the terms of this Agreement or any of the Loan Documents or any Guarantor under or because of the breach by the Borrower or any Guarantor of any of the terms hereof or thereof, or for the recovery of all or any portion of the Obligations, the Borrower shall pay to the Lender all costs and expenses of such action, including reasonable attorneys’ fees, and the right to such expenses and attorneys’ fees shall be deemed to have accrued on the commencement of such action, and shall be enforceable whether or not such action is prosecuted to judgment.

(c) All amounts due to the Lender pursuant to this Section, if not paid within ten (10) Business Days after written request, shall accrue and bear interest at the Default Rate until paid.

11.2 Defeasance. When all Obligations have been indefeasibly paid and performed in full (other than contingent indemnification obligations for which no claim has been asserted) and no further obligation on the part of the Borrower shall exist and the obligation of the Lender to make Advances and the Delayed Draw Term Loan has been irrevocably terminated, this Agreement shall cease and terminate, and thereupon on the Borrower’s written request and at the Borrower’s cost and expense, the Lender shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement and each other Loan Document and the Lender shall return any assets of the Borrower in the possession of the Lender as security for the Obligations.

11.3 Other Representations and Warranties. All statements contained in any loan application, report, certificate or other instrument or document delivered by or on behalf of the Borrower or any Affiliate or any Guarantor to the Lender or the Lender’s representatives in connection herewith shall constitute representations and warranties made by the Borrower hereunder.

11.4 Survival. All covenants, agreements, representations and warranties made herein or in any other Loan Document and in certificates delivered pursuant hereto or thereto shall be deemed to have been material and relied upon by the Lender, notwithstanding any investigation made by the Lender or on the Lender’s behalf, and shall survive the execution and delivery to the Lender hereof and thereof.

11.5 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be effective when mailed, postage prepaid, by registered or certified mail (return receipt requested), or when delivered to Federal Express or other overnight courier, delivery charges prepaid, addressed in the case of the Borrower to it at 2-39 54th Ave., Long Island City, NY 11101, Attention: Long Deng, and in the case of the Lender to it at 660 White Plains Road, 2nd Floor, Tarrytown, NY 10591, Attention: John J. Sullivan with a copy to Nixon Peabody LLP, 437 Madison Avenue, New York, NY 10022, Attention: Alex Yim, Esq., or to such other address as either party may from time to time specify by like notice.

11.6 Amendments. This Agreement may not be waived, changed or discharged orally, but only by an agreement in writing and signed by the parties hereto, and any oral waiver, change or discharge of any provision of this Agreement shall be without authority and of no force and effect.

11.7 Successors and Assigns. The covenants, representations, warranties and agreements herein set forth shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Lender, its successors and permitted assigns. The purchaser, assignee, transferee or pledgee of any of the Obligations shall forthwith become vested with and entitled to exercise all the powers and rights given by this Agreement and the other Loan Documents to the Lender, as if said purchaser, assignee, transferee or pledgee were originally named herein. The Lender reserves the right to sell a participation interest in the Loan Documents to one or more third parties. The prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for any assignment or transfer of any of the Lender’s rights hereunder or any other Loan Document (other than to a purchaser, assignee, transferee or pledgee in connection with any business combination, sale transaction or other change of ownership of the Lender or any affiliate of the Lender), unless an Event of Default has occurred and is continuing at the time of such assignment; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof.

11.8 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York without regard to choice of law principles.

11.9 Litigation. Any action or suit in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby may be brought in a court of record in New York, the parties hereto irrevocably submitting and consenting to the non-exclusive jurisdiction of each thereof, and each party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and claim that the same has been brought in an inconvenient forum. Service of process may be made on the other party by mailing a copy of the summons to such party, by registered mail, at its address to be used for the giving of notices under this Agreement or any other Loan Document. IN THE EVENT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, THE BORROWER AND THE LENDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY AND AGREE THAT SUCH LITIGATION SHALL BE DECIDED BY COURT TRIAL AND THAT THE BORROWER OR THE LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE FOREGOING WAIVER.

11.10 Entire Agreement; Severability. This Agreement, any Schedules or Exhibits hereto and any riders or other attachments and the other Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify the terms of the foregoing documents. If at any time one or more provisions of this Agreement or any other Loan Document, any amendment or supplement thereto or any related writing is or becomes invalid, illegal or unenforceable in whole or in part in any jurisdiction, the validity, legality and enforceability of such provision in any other jurisdiction or of the remaining provisions shall not in any way be affected or impaired thereby.

11.11 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12 Headings. The headings to Sections appearing in this Agreement and in any Loan Document have been inserted for the purpose of convenience and ready reference. They do not purport to, and shall not be deemed to, define, limit or extend the scope or intent of the Sections to which they appertain.

11.13 USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

[Signature Page to Follow]

IN WITNESS WHEREOF, these presents have been executed under seal as of the day and year first above written.

WITNESS:	BORROWER:

NYM HOLDING, INC.

	By:	/s/ Mei Deng
	Name:	Mei Deng
	Title:	Authorized Signatory

LENDER:

KEYBANK NATIONAL ASSOCIATION

	By:	/s/ John J. Sullivan
	Name:	John J. Sullivan
	Title:	Senior Vice President

[Signature page to Credit Agreement]

LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule 4.1	Equity Interests and Ownership
Schedule 4.3	Legal Proceedings
Schedule 5.6	Bank Accounts
Schedule 5.13(e)	Effective Date Leases
Schedule 6.2	Certain Indebtedness

Exhibits

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Effective Date Term Note
Exhibit A-3	Form of Delayed Draw Term Note
Exhibit B	[Reserved]
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Effective Date Certificate
Exhibit E	Form of Guaranty Agreement
Exhibit F	Form of Landlord Waiver and Consent Agreement
Exhibit G	Form of Pledge Agreement
Exhibit H	Form of Security Agreement

SCHEDULE 4.1

Equity Interests and Ownership

Loan Party	Jurisdiction of Organization	Owner(s)	Ownership %
NYM Holding, Inc.	Delaware	Long Deng	88.960%
		Cloud Best Limited	4.00%
		Faming Lin	1.72%
		Haiquan Chen	1.12%
		Shengbao Zhang	1.12%
		Shunwah Gee	1.12%
		Yongguang Li	0.60%
		Tongrui Huang	0.56%
		Xin Wu	0.16%
		Mei Deng	0.16%
		Mingzhe Zhang	0.16%
		Yi Fei Ling	0.08%
		Xiaodan Wu	0.08%
		Sheng Feng Song	0.06%
		Shizhen Wu	0.06%
		Shunyu She	0.03%
New York Mart 8 Ave, Inc.	New York	NYM Holding, Inc.	100%
New York Mart Ave U 2nd Inc.	New York	NYM Holding, Inc.	100%
New York Mart East Broadway Inc.	New York	NYM Holding, Inc.	100%
New York Supermarket East Broadway Inc.	New York	NYM Holding, Inc.	100%
New York Mart Group Inc.	New York	NYM Holding, Inc.	100%
Ming’s Supermarket, Inc.	Massachusetts	NYM Holding, Inc.	100%
New York Mart Mott St., Inc.	New York	NYM Holding, Inc.	100%
New York Mart Roosevelt, Inc.	New York	NYM Holding, Inc.	100%
New York Mart Sunrise, Inc.	Florida	NYM Holding, Inc.	100%
Zen Mkt Quincy, Inc.	Massachusetts	NYM Holding, Inc.	100%
Strong America Limited	New York	NYM Holding, Inc.	100%

SCHEDULE 4.3

Legal Proceedings

None.

SCHEDULE 5.6

Bank Accounts

Name and Address of Depositary Bank	Account Number	Account Type	Account Holder
TD Bank 21-31 46th Ave, Long Island City, NY 11101	433-2619894	Main Checking	New York Mart 8 Ave, Inc.
TD Bank 21-31 46th Ave, Long Island City, NY 11102	433-2618416	Payroll
TD Bank 21-31 46th Ave, Long Island City, NY 11103	433-2620156	Lottery
TD Bank 1602 Avenue U, Brooklyn, NY 11229	4311107688	Main Checking	New York Mart Ave U 2nd Inc.
N/A	N/A	N/A	New York Mart East Broadway Inc.
TD Bank 21-31 46th Ave, Long Island City, NY 11106	4332620049	Main Checking	New York Supermarket East Broadway Inc.
TD Bank 21-31 46th Ave, Long Island City, NY 11107	4332618458	Payroll
TD Bank 21-31 46th Ave, Long Island City, NY 11108	4332618276	Lottery

Name and Address of Depositary Bank	Account Number	Account Type	Account Holder
TD Bank 21-31 46th Ave, Long Island City, NY 11109	4332617187	Main Checking	New York Mart Group Inc
TD Bank 21-31 46th Ave, Long Island City, NY 11110	4332620198	Payroll
TD Bank 21-31 46th Ave, Long Island City, NY 11111	4332620205	Online
TD Bank 21-31 46th Ave, Long Island City, NY 11112	4332619878	Main Checking	Ming’s Supermarket, Inc.
TD Bank 21-31 46th Ave, Long Island City, NY 11113	4332620106	Payroll
TD Bank 21-31 46th Ave, Long Island City, NY 11114	4332620114	Lottery
TD Bank 21-31 46th Ave, Long Island City, NY 11115	4332620057	Main Checking	New York Mart Mott St., Inc.
TD Bank 21-31 46th Ave, Long Island City, NY 11116	4332617822	Payroll
TD Bank 21-31 46th Ave, Long Island City, NY 11117	4332618507	Lottery

Name and Address of Depositary Bank	Account Number	Account Type	Account Holder
TD Bank 21-31 46th Ave, Long Island City, NY 11118	4332617848	Main Checking	New York Mart Roosevelt, Inc.
TD Bank 21-31 46th Ave, Long Island City, NY 11119	4442620164	Payroll
TD Bank 21-31 46th Ave, Long Island City, NY 11120	4332620172	Lottery
TD Bank 7345 W Oakland Park Boulevard, Fort Lauderdale FL 33319	4331092744	Main Checking	New York Mart Sunrise, Inc.
TD Bank 1800 N Pine Island Road, Plantation, FL 33322	4273681770	Lottery
Amerasia 501 NE 167th St, Miami, FL 33162	31100607	Other
TD Bank 21-31 46th Ave, Long Island City, NY 11120	4332619860	Main Checking	Zen Mkt Quincy, Inc.
TD Bank 21-31 46th Ave, Long Island City, NY 11121	4332620099	Payroll
TD Bank 21-31 46th Ave, Long Island City, NY 11122	4332620081	Lottery
Bank Of America	4830 4358 6030	Main Checking	Strong America Limited
ChinaTrust Bank	031 600 2893	Payroll

SCHEDULE 5.13(e)

Effective Date Leases

Name of Loan Party	Leased Premises
Ming’s Supermarket, Inc.	1102 Washington St., Boston, MA 02118
New York Mart 8 Ave, Inc.	6023 8th Ave., Brooklyn, NY 11120
New York Mart East Broadway Inc.	75 East Broadway, New York, NY 10002
New York Mart Roosevelt, Inc.	142-41 Roosevelt Ave., Flushing, NY 11354
New York Mart Sunrise, Inc.	10101 Sunset Strip, Sunrise, FL 33322
Zen Mkt Quincy, Inc.	733 Hancock St., Quincy, MA 02170

SCHEDULE 6.2

Certain Indebtedness

Loan Party	Date Of Note	Maturity Date of Note	Principal amount of Note	Principal Bal as of 11/2016	Name of Obligor	Are Note Obligations Secured
New York Mart 8 Ave, Inc.	8/8/2013	7/8/2018	28,767	10,245	NMAC	Yes
New York Mart East Broadway Inc.	N/A
New York Supermarket East Broadway Inc.	N/A
New York Mart Group Inc	1/4/2016	1/1/2021	33,161	28,090	Koeppel Nissan	Yes
	2/29/2016	3/1/2020	34,826	29,110	Koeppel Nissan	Yes
	8/20/2014	8/1/2017	4,354	1,151	Crown	Yes
	6/7/2014	7/1/2019	199,012	116,447	Volve	Yes
	11/7/2012	11/1/2017	111,113	25,592	Hitachi Financial Service	Yes
	2/3/2016	2/1/2018	6,993	4,442	Key Material	Yes
	6/13/2016	6/1/2021	49,455	45,720	Mercedes Benz	Yes
	5/31/2016	6/1/2022	43,381	40,982	Koeppel Nissan	Yes
	10/17/2013	10/1/2018	111,113	47,221	Isuzu Financial of America	Yes
	2/20/2013	2/1/2016	29,621	1,045	Isuzu Financial of America	Yes
Ming’s Supermarket, Inc.	4/9/2014	4/1/2019	23,392	14,206	Toyota Financial Service	Yes
	2/19/2016	1/1/2021	32,965	28,333	Bank of America	Yes
	5/24/2014	4/24/2019	30,921	14,945	Toyota Financial Service	Yes
	1/17/2012	12/1/2016	29,621	1,045	Wells Fargo Equipment Finance	Yes
New York Mart Mott St., Inc.	N/A
New York Mart Roosevelt, Inc.	N/A
New York Mart Sunrise, Inc.	9/18/2014	9/18/2019	106,640	64,920	Hitachi Capital America Corp.	Yes
	1/14/2016	1/28/2021	48,191	40,827	Southeast Toyota Finance	Yes
Zen Mkt Quincy, Inc.	1/21/2014	1/1/2019	29,621	13,148	HYG Finance Service	Yes
	1/4/2015	2/1/2020	35,648	24,902	Ally	Yes
Strong America Limited	3/28/2013	3/28/2018	105,492	31,875	Hitachi Capital America Corp.	Yes
	3/10/2014	3/10/2019	109,629	55,921	Toyota Financial Service	Yes
	7/21/2012	7/22/2017	48,787	6,632	Toyota Financial Service	Yes
	3/26/2013	3/1/2018	67,938	19,579	Wells Fargo Equipment Finance	Yes
	10/9/2014	9/9/2017	10,888	3,157	NMAC	Yes

EXHIBIT A-1

Revolving Note

[Attached on the following page.]

REVOLVING NOTE

$5,000,000.00

New York, New York

December 23, 2016

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at 660 White Plains Road, 2nd Floor, Tarrytown, NY 10591, the principal amount of all unpaid and outstanding Advances with respect to the Revolving Loans (as such term and each other capitalized term used herein are defined in the Agreement hereinafter referred to) with interest on the unpaid principal balance hereof from time to time outstanding at said office until paid at the rates and at the times provided in the Agreement.

This Revolving Note (as amended, restated, supplemented or otherwise modified from time to time, this “Note”) is the Revolving Note referred to in the Credit Agreement, dated as of December 23, 2016, between, the undersigned and the Lender (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured by and entitled to the benefits of the Security Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Termination Date, in whole or in part.

Requests for Advances hereunder may be made in accordance with the terms and conditions of the Agreement. The Lender may enter in its business records and/or on the grid attached hereto (the “Grid”) the amount of each Advance made hereunder. The Lender’s records of each such Advance shall, in the absence of manifest error, be conclusively binding upon the Borrower. In the event the Lender provides confirmation of the terms of any Advance to the Borrower, the Borrower agrees that unless the Lender receives a written notification of exceptions to such confirmatory statement or notice within three (3) Business Days after such confirmatory statement or notice is mailed or otherwise provided in writing to the Borrower, the confirmation shall be deemed an account stated, correct, acceptable and conclusively binding upon the Borrower.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The liability of the Borrower shall be unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Lender, including, without limitation, any release of any other party, extension of time, renewal, waiver or other modification. Any forbearance, failure, or delay by the Lender in exercising any right, power or remedy under this Note or under applicable law shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

The undersigned hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

[Signature Page to Follow]

NYM HOLDING, INC.

By:
Name:
Title:

[Signature Page to Revolver Note]

GRID

Advance No.	Date of Advance	Principal Advance Amount
1
2
3
4

EXHIBIT A-2

Effective Date Term Note

[Attached on the following page.]

EFFECTIVE DATE TERM NOTE

$15,000,000.00

New York, New York

December 23, 2016

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at 660 White Plains Road, 2nd Floor, Tarrytown, NY 10591, the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000.00), or if less, the aggregate principal amount of the Effective Date Term Loan payable at such times and in such amounts as are specified in the Agreement as defined below.

The undersigned also promises to pay interest in like funds on the unpaid principal amount hereof from time to time outstanding at said office from the date hereof until paid at the rates and at the times provided in the Agreement.

This Effective Date Term Note (as amended, restated, supplemented or otherwise modified from time to time, this “Note”) is the Effective Date Term Note referred to in the Credit Agreement, dated as of December 23, 2016, between, the undersigned and the Lender (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as such term and each other capitalized term used herein are defined in the Agreement hereinafter referred to). This Note is secured by and entitled to the benefits of the Security Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The liability of the Borrower shall be unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Lender, including, without limitation, any release of any other party, extension of time, renewal, waiver or other modification. Any forbearance, failure, or delay by the Lender in exercising any right, power or remedy under this Note or under applicable law shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

The undersigned hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

NYM HOLDING, INC.

By:
Name:
Title:

[Signature Page to Effective Date Term Note]

EXHIBIT A-3

Delayed Draw Term Note

[Attached on the following page.]

DELAYED DRAW TERM NOTE

$5,000,000.00

New York, New York

[______________] [__], 201_

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at 660 White Plains Road, 2nd Floor, Tarrytown, NY 10591, the principal sum of FIVE MILLION DOLLARS ($5,000,000.00), or if less, the aggregate principal amount of the Delayed Draw Term Loan payable at such times and in such amounts as are specified in the Agreement as defined below.

The undersigned also promises to pay interest in like funds on the unpaid principal amount hereof from time to time outstanding at said office from the date hereof until paid at the rates and at the times provided in the Agreement.

This Delayed Draw Term Note (as amended, restated, supplemented or otherwise modified from time to time, this “Note”) is the Delayed Draw Term Note referred to in the Credit Agreement, dated as of December 23, 2016, between, the undersigned and the Lender (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as such term and each other capitalized term used herein are defined in the Agreement hereinafter referred to). This Note is secured by and entitled to the benefits of the Security Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Delayed Draw Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The liability of the Borrower shall be unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Lender, including, without limitation, any release of any other party, extension of time, renewal, waiver or other modification. Any forbearance, failure, or delay by the Lender in exercising any right, power or remedy under this Note or under applicable law shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

The undersigned hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

[Signature Page to Follow]

NYM HOLDING, INC.

By:
Name:
Title:

[Signature Page to Delayed Draw Term Note]

EXHIBIT C

Form of Compliance Certificate

KeyBank National Association
660 White Plains Road, 2nd Floor
Tarrytown, NY 10591

Attention: __________________

Ladies and Gentlemen:

The undersigned is an authorized officer of NYM HOLDING, INC. (the “Borrower”) and is authorized to make and deliver this Compliance Certificate pursuant to that certain Credit Agreement dated as of December 23, 2016, between the Borrower and you (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). All terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to the terms and provisions of the Agreement, the undersigned (in my capacity as the [______] of the Borrower, and not in my individual capacity), on behalf of the Borrower, hereby certify that:

(i) The representations and warranties contained in Section 4 of the Agreement are true and correct in all material respects on and as of the date hereof unless such representations and warranties relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date.

(iii) No Event of Default exists under the Agreement.

(iv) The calculations of the financial covenants attached hereto have been prepared in accordance and in compliance with the terms and provisions of the Agreement.

(v) No material adverse change has occurred in the business, assets, condition, financial or otherwise, or results of operations of the Loan Parties (taken as a whole) since the date of the most recent financial statements delivered to the Lender.

IN WITNESS WHEREOF, this certificate has been executed as an instrument under seal as of the date set forth below.

(signature page follows)

WITNESS:	BORROWER:

NYM HOLDING, INC.

By:
Name:
Title:

Calculation of Financial Covenants in Section 7 of the Agreement

[See Spreadsheet Attached]

EXHIBIT D

Form of Effective Date Certificate

[Attached on the following page.]

EFFECTIVE DATE CERTIFICATE

December 23, 2016

Reference is made to the Credit Agreement, dated as of December 23, 2016 (the “Credit Agreement”), by and among NYM Holding, Inc., a Delaware corporation (the “Borrower”), and KeyBank National Association (the “Lender”). Terms which are capitalized herein and not otherwise defined shall have the same meanings as in the Credit Agreement. This Certificate is being delivered pursuant to Section 3.1(d) of the Credit Agreement.

The undersigned, of the Borrower, does hereby certify, solely in such capacity and not individually, that as of the date hereof:

(a)	The representations and warranties contained in the Credit Agreement and in each of the other Loan Documents are true and correct.

(b)	The Senior Funded Debt to EBITDA Ratio does not exceed 3.00 to 1.00 on a pro forma basis.

(c)	Attached hereto as Annex A is a true, complete and correct copy of each of the SPAC Merger Documents and any documents executed in connection therewith, together with copies of each opinion of counsel, if any, delivered to the parties under the SPAC Merger Documents.

(d)	Attached hereto as Annex B is a true, complete and correct copy of the Escrow Agreement.

(e)	Each of the conditions set forth in Sections 3.1 and 3.2 of the Credit Agreement has been satisfied.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be duly executed and delivered as of the date first written above.

NYM HOLDING, INC.

By:
Name:
Title:

[Signature Page to Effective Date Certificate]

EXHIBIT A

SPAC Merger Documents

[Attached on the following page.]

EXHIBIT B

Escrow Agreement

[Attached on the following page.]

EXHIBIT E

Form of Guaranty Agreement

[Attached on the following page.]

EXECUTION COPY

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of December 23, 2016, is entered into by and among the Guarantors identified as such on the signature page hereof (each, a “Guarantor” and collectively, “Guarantors”), and KEYBANK NATIONAL ASSOCIATION (the “Lender”).

RECITALS:

WHEREAS, NYM Holding, Inc., a Delaware corporation (the “Borrower”), and the Lender are parties to that certain Credit Agreement dated as of December 23, 2016 (as the same may be amended, restated, modified, supplemented or replaced from time to time, the “Credit Agreement”), pursuant to which the Lender has agreed to (i) make available to the Borrower a $5,000,000 revolving credit facility for the making, from time to time, of revolving loans and the issuance, from time to time, of letters of credit, (ii) make a term loan to the Borrower in an aggregate principal amount of $15,000,000 on the date hereof, and (iii) make a delayed draw term loan to the Borrower in an aggregate principal amount of up to $5,000,000 on or within 365 days following the date hereof, in each case on the terms and subject to the conditions set forth in the Credit Agreement; and

WHEREAS, each Guarantor will derive direct and indirect economic benefits from the making of the Loans and other financial accommodations provided to the Borrower pursuant to the Credit Agreement; and

WHEREAS, in order to induce the Lender to enter into the Credit Agreement and other Loan Documents and to induce the Lender to make the Loans and to issue Letters of Credit as provided for in the Credit Agreement, each Guarantor has agreed to guarantee payment of the Obligations;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce Lenders to provide the Loans and other financial accommodations under the Credit Agreement, it is agreed as follows:

1.	DEFINITIONS.

Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement, unless otherwise defined herein.

References herein to this “Guaranty” shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

2.	THE GUARANTY.

2.1 Guaranty of Guaranteed Obligations of Borrower. Each Guarantor hereby jointly and severally unconditionally guarantees to the Lender and its successors, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations (hereinafter the “Guaranteed Obligations”). Each Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and, to the extent permitted by law, unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in any other Loan Document or any other agreement, document or instrument to which any Loan Party and/or any Guarantor is or may become a party;

(b) the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by the Lender with respect to any of the provisions thereof (other than with respect to any waiver by the Lender of any Guarantor’s obligations hereunder pursuant to Section 6.6);

(c) the existence, value or condition of, or failure to perfect the Lender’s Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by the Lender in respect thereof (including, without limitation, the release of any such security);

(d) the insolvency of any Loan Party;

(e) the Lender's election, in any proceeding instituted under the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code;

(f) any borrowing or grant of a Lien by any Loan Party of all or part of the Guaranteed Obligations, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(g) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Lender's claims for repayment of the Guaranteed Obligations;

(h) the Lender's inability to enforce the Guaranteed Obligations as a result of the automatic stay provisions under Section 362 of the Bankruptcy Code; or

(i) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than payment and performance in full of the Guaranteed Obligations, it being agreed by each Guarantor that its obligations under this Guaranty shall not be discharged until the latest to occur of (i) the Termination Date, (ii) the Maturity Date and (iii) the Delayed Draw Maturity Date; provided, that its obligations may be reinstated as set forth in Section 2.7 hereof. Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations. Each Guarantor agrees that any notice or directive given at any time to the Lender which is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by the Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Lender have specifically agreed otherwise in writing. It is agreed among each Guarantor and the Lender that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, the Lender would decline to enter into the Credit Agreement.

2.2 Demand by the Lender. In addition to the terms of the Guaranty set forth in Section 2.1 hereof, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under the Credit Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then the Guarantors shall, subject to Section 6.10, upon notice of such acceleration, without further demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders. Payment by each Guarantor shall be made to the Lender in immediately available funds to an account designated by the Lender, and shall be credited and applied to the Guaranteed Obligations.

2.3 Enforcement of Guaranty. In no event shall the Lender have any obligation (although it is entitled, at its option) to proceed against the Borrower or any other Loan Party or any Collateral pledged to secure the Guaranteed Obligations before seeking satisfaction from any or all of the Guarantors, and the Lender may proceed, prior or subsequent to, or simultaneously with, the enforcement of the Lender’s rights hereunder, to exercise any right or remedy which it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

2.4 Waiver. In addition to the waivers contained in Section 2.1 hereof, to the extent permitted by law, each Guarantor waives and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its Guaranteed Obligations under, or the enforcement by the Lender of, this Guaranty. Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might increase the risk to Guarantors) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waives the benefit of all provisions of law which are in conflict with the terms of this Guaranty. Each Guarantor represents, warrants and jointly and severally agrees that, as of the date of this Guaranty, its obligations under this Guaranty are not subject to any offsets or defenses against the Lender or any Loan Party of any kind. Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against the Lender or against any Loan Party of any kind which may arise in the future.

2.5 Benefit of Guaranty. The provisions of this Guaranty are for the benefit of the Lender and its successors, transferees, endorsees and permitted assigns, and nothing herein contained shall impair, as between any Loan Party and the Lender, the obligations of any Loan Party under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Lender or any Lender to any Person or Persons, any reference to the “Lender” herein shall be deemed to refer equally to such Person or Persons.

2.6 Modification of Guaranteed Obligations, Etc. Each Guarantor hereby acknowledges and agrees that the Lender may at any time or from time to time, with or without the consent of, or notice to, Guarantors or any of them:

(a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c) amend or modify, in any manner whatsoever, the Loan Documents (except this Guaranty);

(d) extend or waive the time for any Loan Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Lender has been granted a Lien, to secure any Obligations;

(f) release anyone who may be liable in any manner for the payment of any amounts owed by Guarantors or any Loan Party to the Lender;

(g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or any Loan Party are subordinated to the claims of the Lender; and/or

(h) apply any sums by whomever paid or however realized to any amounts owing by any Guarantor or any Loan Party to the Lender in such manner as the Lender shall determine in its discretion;

and the Lender shall not incur any liability to Guarantors as a result thereof, and no such action shall impair or release the Guaranteed Obligations of Guarantors or any of them under this Guaranty.

2.7 Reinstatement. Notwithstanding any provision in this Guaranty to the contrary, this Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Loan Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Lender, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

2.8 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Guaranty, or in any other Loan Document, each Guarantor hereby:

(a) to the extent permitted by law, until the indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Lender’s commitment to make any Loans or issue any Letters of Credit under the Credit Agreement, expressly and irrevocably waives, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which such Guarantor may have or hereafter acquire against any Loan Party in connection with or as a result of such Guarantor’s execution, delivery and/or performance of this Guaranty, or any other documents to which such Guarantor is a party or otherwise; and

(b) acknowledges and agrees (i) that this Section 2.8 is intended to benefit the Lender and shall not limit or otherwise effect any Guarantor’s liability hereunder or the enforceability of this Guaranty, and (ii) that the Lender and its successors and permitted assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.8.

In addition, until the indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Lender’s commitment to make any Loans or issue any Letters of Credit under the Credit Agreement, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 6.11.

2.9 Election of Remedies. If the Lender may, under applicable law, proceed to realize benefits under any of the Loan Documents giving the Lender a Lien upon any Collateral owned by any Loan Party, either by judicial foreclosure or by non-judicial sale or enforcement, the Lender may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, the Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party, whether because of any applicable laws pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by the Lender and waives any claim based upon such action, even if such action by the Lender shall result in a full or partial loss of any rights of subrogation which such Guarantor might otherwise have had but for such action by the Lender. Any election of remedies which results in the denial or impairment of the right of the Lender to seek a deficiency judgment against any Loan Party shall not impair any Guarantor’s obligation to pay the full amount of the Guaranteed Obligations. In the event the Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Lender may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by the Lender but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale shall be presumptively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be presumptively deemed to be the amount of the Guaranteed Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Lender might otherwise be entitled but for such bidding at any such sale.

3. DELIVERIES.

In a form reasonably satisfactory to the Lender, each Guarantor shall deliver to the Lender, concurrently with the execution of this Guaranty and the Credit Agreement, the Loan Documents and other instruments, certificates and documents as are required to be delivered by each of the Guarantors to the Lender under the Credit Agreement.

4. FURTHER ASSURANCES.

Each Guarantor agrees, upon the reasonable written request of the Lender, to execute and deliver to the Lender, from time to time, any additional instruments or documents reasonably considered necessary by the Lender to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

5. PAYMENTS FREE AND CLEAR OF TAXES.

All payments required to be made by each Guarantor hereunder shall be made to the Lender free and clear of, and without deduction for, any and all present and future taxes. If any Guarantor shall be required by law to deduct any taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5) the Lender receive an amount equal to the sum they would have received had no such deductions been made, (b) such Guarantor shall make such deductions, and (c) such Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of taxes, each applicable Guarantor shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof. Each Guarantor shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay the Lender for the full amount of taxes (including any taxes imposed by any jurisdiction on amounts payable under this Section 5) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted.

6. OTHER TERMS.

6.1 Entire Agreement. This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Loan Documents and/or the Guaranteed Obligations.

6.2 Headings. The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

6.3 Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

6.4 Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Guaranty, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be addressed to the party to be notified as follows:

If to the Lender:	KeyBank National Association
660 White Plains Road, 2nd Floor
Tarrytown, NY 10591
Attention: John J. Sullivan

With a copy to:	Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
Attention: Alex Yim

If to any Guarantor:	2-39 54th Ave.
Long Island City, NY 11101
Attention: Long Deng

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and five (5) Business Days after the same shall have been deposited with the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) one (1) Business Day after deposit with a reputable overnight carrier with all charges prepaid, or (iii) when delivered, if hand-delivered by messenger.

6.5 Successors and Assigns. This Guaranty and all obligations of each Guarantor hereunder shall be binding upon the successors and assigns of each Guarantor (including a debtor-in-possession on behalf of such Guarantor) and shall, together with the rights and remedies of the Lender hereunder, inure to the benefit of the Lender, all future holders of any instrument evidencing any of the Obligations and their respective successors and permitted assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the rights of the Lender hereunder. No Guarantor may assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Guaranty.

6.6 No Waiver; Cumulative Remedies; Amendments. The Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Lender and then only to the extent therein set forth. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Guaranty may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by the Lender and each of the Guarantors.

6.7 Termination. Subject to Section 2.7 hereof, this Guaranty is a continuing guaranty and shall remain in full force and effect until the latest to occur of (i) the Termination Date, (ii) the Maturity Date and (iii) the Delayed Draw Maturity Date. Upon payment and performance in full of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted), the Lender shall deliver to Guarantors such documents as Guarantors may reasonably request to evidence such termination.

6.8 Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall collectively and separately constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Guaranty in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Guaranty.

6.9 GOVERNING LAW; LITIGATION.

THIS GUARANTY SHALL BE INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES. ANY ACTION OR SUIT IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN A COURT OF RECORD IN NEW YORK, THE PARTIES HERETO IRREVOCABLY SUBMITTING AND CONSENTING TO THE NON EXCLUSIVE JURISDICTION OF EACH THEREOF, AND EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND CLAIM THAT THE SAME HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF PROCESS MAY BE MADE ON THE OTHER PARTY BY MAILING A COPY OF THE SUMMONS TO SUCH PARTY, BY REGISTERED MAIL, AT ITS ADDRESS TO BE USED FOR THE GIVING OF NOTICES UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT. IN THE EVENT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, EACH GUARANTOR AND THE LENDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY AND AGREE THAT SUCH LITIGATION SHALL BE DECIDED BY COURT TRIAL AND THAT ANY GUARANTOR OR THE LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE FOREGOING WAIVER.

6.10 Limitation on Guaranteed Obligations. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability hereunder shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans and other extensions of credit (including Letters of Credit) advanced under the Credit Agreement and directly or indirectly re-loaned or otherwise transferred to, or incurred for the benefit of, such Guarantor, plus interest thereon at the applicable rate specified in the Credit Agreement; or

(b) the amount which could be claimed by the Lender from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor under Section 6.11.

6.11 Contribution with Respect to Guaranteed Obligations.

(a) To the extent that any Guarantor shall make a payment under this Guaranty of all or any of the Guaranteed Obligations (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by the other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 6.11 is intended only to define the relative rights of Guarantors and nothing set forth in this Section 6.11 is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The rights of the parties under this Section 6.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations and the termination of the Credit Agreement and the other Loan Documents.

(e) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

7. SECURITY.

To secure payment of each Guarantor’s obligations under this Guaranty, concurrently with the execution of this Guaranty, each Guarantor has entered into a Security Agreement and/or a Pledge Agreement pursuant to which such Guarantor, has granted to the Lender a Lien on all its personal property including, without limitation, all of the stock in its subsidiaries, for the benefit of the Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date first above written.

GUARANTORS:

NEW YORK MART 8 AVE, INC.

By:
Name:
Title:

NEW YORK MART EAST BROADWAY INC.

By:
Name:
Title:

NEW YORK SUPERMARKET EAST BROADWAY INC.

By:
Name:
Title:

NEW YORK MART GROUP INC.

By:
Name:
Title:

MING’S SUPERMARKET, INC.

By:
Name:
Title:

[Signature Page to Guaranty Agreement]

NEW YORK MART MOTT ST., INC.

By:
Name:
Title:

NEW YORK MART ROOSEVELT, INC.

By:
Name:
Title:

NEW YORK MART SUNRISE, INC.

By:
Name:
Title:

ZEN MKT QUINCY, INC.

By:
Name:
Title:

STRONG AMERICA LIMITED

By:
Name:
Title:

[Signature Page to Guaranty Agreement]

LENDER:

KEYBANK NATIONAL ASSOCIATION

By:
Name:	John J. Sullivan
Title:	Senior Vice President

[Signature Page to Guaranty Agreement]

EXHIBIT F

Form of Landlord Waiver and Consent Agreement

[Attached on the following page.]

LANDLORD WAIVER AND CONSENT AGREEMENT

THIS LANDLORD WAIVER AND CONSENT AGREEMENT (this “Agreement”) is dated as of [____________] and entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of KEYBANK NATIONAL ASSOCIATION, as Lender (in such capacity, the “Lender”).

RECITALS:

WHEREAS, [NAME OF GRANTOR], a [Type of Person] (“Tenant”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”);

WHEREAS, Tenant’s interest in the Premises arises under the lease agreement (the “Lease”) attached as Exhibit B hereto, pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;

WHEREAS, reference is made to that certain Credit Agreement, dated as of December 23, 2016 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and between NYM Holding, Inc., a Delaware corporation (the “Borrower”), and the Lender, pursuant to which Tenant has executed the Security Agreement and other collateral documents in relation to the Credit Agreement;

WHEREAS, the Borrower’s repayment of the extensions of credit made by the Lender under the Credit Agreement will be secured, in part, by the assets of Tenant located on the Premises (the “Collateral”); and

WHEREAS, the Lender has requested that Landlord execute this Agreement as a condition to the extension of credit to the Borrower under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, the Lender as follows:

1. Landlord hereby (a) waives and releases unto the Lender and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of the Lender in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

2. Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to the Lender, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

3. Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to the Lender a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale). In entering upon or into the Premises, the Lender hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by the Lender’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by the Lender in severing and/or removing the Collateral therefrom.

4. Landlord agrees that it will not prevent the Lender or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the “Landlord’s Notice”) to the Lender to that effect. Within the forty-five (45) day period after the Lender receives the Landlord’s Notice, the Lender shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises. During such forty-five (45) day period, Landlord will not remove the Collateral from the Premises nor interfere with the Lender’s actions in removing the Collateral from the Premises or the Lender’s actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, the Lender shall at no time have any obligation to remove the Collateral from the Premises.

5. Landlord shall send to the Lender a copy of any notice of default under the Lease sent by Landlord to Tenant. In addition, Landlord shall send to the Lender a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises.

6. All notices to the Lender under this Agreement shall be in writing and sent to the Lender at its address set forth on the signature page hereof by United States mail, or by overnight delivery service.

7. The provisions of this Agreement shall continue in effect until Landlord shall have received the Lender’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

8. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD],
as Landlord

By:
Name:
Title:

Attention:

[Signature Page to Landlord Waiver and Consent Agreement]

By its acceptance hereof, as of the day and year first set forth above, the Lender agrees to be bound by the provisions hereof.

KEYBANK NATIONAL ASSOCIATION,
as Lender

By:
Name:
Title:

660 White Plains Road, 2nd Floor
Tarrytown, NY 10591
Attention: John J. Sullivan

[Signature Page to Landlord Waiver and Consent Agreement]

EXHIBIT A TO

LANDLORD WAIVER AND CONSENT

Legal Description of Premises:

EXHIBIT B TO

LANDLORD WAIVER AND CONSENT

LEASE

[Attached on the following page.]

EXHIBIT G

Form of Pledge Agreement

[Attached on the following page.]

EXECUTION COPY

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of December 23, 2016 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), is made by NYM HOLDING, INC., a Delaware corporation (the “Pledgor”), in favor of KEYBANK NATIONAL ASSOCIATION (the “Secured Party”).

RECITALS:

WHEREAS, the Pledgor and the Secured Party are parties to that certain Credit Agreement dated as of December 23, 2016 (as the same may be amended, restated, modified, supplemented or replaced from time to time, the “Credit Agreement”), pursuant to which the Secured Party has agreed to (i) make available to the Pledgor a $5,000,000 revolving credit facility for the making, from time to time, of Advances (as defined therein) and the issuance, from time to time, of Letters of Credit (as defined therein), (ii) make the Effective Date Term Loan (as defined therein) in an aggregate principal amount of $15,000,000 on the Effective Date (as defined therein), and (iii) make the Delayed Draw Term Loan (as defined therein) in an aggregate principal amount of up to $5,000,000 on or within 365 days following the Effective Date, in each case on the terms and subject to the conditions set forth in the Credit Agreement; and

WHEREAS, it is a condition to entering into the Credit Agreement that the Pledgor grant to Secured Party a first-priority security interest in the Collateral (as such term is hereinafter defined) to secure full and timely payment and performance of all of the Secured Obligations (as such term is hereinafter defined); and

WHEREAS, it is a condition to the obligations of the Secured Party to make the Loans under the Loan Agreement that the Pledgor execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used herein shall, unless otherwise defined herein,

have the same meanings given to such terms in the Credit Agreement. Notwithstanding the foregoing, for purposes of this Agreement, the following capitalized terms have the meanings set forth below or otherwise as set forth when first used herein.

“Collateral” has the meaning set forth in Section 2.

“Pledged Equity” means the shares of stock and/or limited liability company interests described in Schedule 1 hereto and issued by the issuers named therein, and the certificates, instruments and agreements, if any, representing the Pledged Equity and includes any securities or other interests, howsoever evidenced or denominated, received by the Pledgor in exchange for or as a dividend or distribution on or otherwise received in respect of the Pledged Equity.

“Proceeds” means “proceeds” as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Equity, collections thereon or distributions with respect thereto.

“Requirement of Law” means, as to any Person, any statute, law, rule, treaty, regulation, ordinance, protocol, code, guideline, order, writ, judgment, injunction, decree, award or, determination of an arbitrator or court, or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which any such Person or any of its property or assets may be bound or affected.

“Secured Obligations” means the Obligations and all indebtedness, liabilities, obligations, covenants, indemnifications, and duties of, and all terms and conditions to be observed by, the Pledgor and the other Loan Parties now or hereafter due or owing to, or in favor or for the benefit of the Secured Party, of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, in each case in connection with the Credit Agreement and the other Loan Documents, whether now existing or hereafter arising, and whether or not for the payment of money or the performance or non-performance of any act.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York. or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.

2. Pledge. To secure the payment, observance and performance of the Secured Obligations, the Pledgor hereby pledges, collaterally assigns and grants to the Secured Party, and hereby creates a continuing first priority Lien in favor of the Secured Party in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Collateral”): (a) the Pledged Equity; and (b) all Proceeds and products of the foregoing.

3. Perfection of Pledge. The Pledgor shall, from time to time, as may be required by the Secured Party with respect to all Collateral, promptly take all actions as may be reasonably requested by the Secured Party to perfect the security interest of the Secured Party in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of Section 8-106 of the UCC, the Pledgor shall promptly take all actions as may be reasonably requested from time to time by the Secured Party so that control of such Collateral is obtained and at all times held by the Secured Party, in each case, to the extent the Pledged Equity are securities. All of the foregoing shall be at the sole cost and expense of the Pledgor. The Pledgor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral.

4. Representations and Warranties. The Pledgor represents and warrants as follows:

(a) The Pledged Equity has been duly authorized and validly issued, and are fully paid and non-assessable and subject to no options to purchase or similar rights. All information set forth in Schedule 1 relating to the Pledged Equity is accurate and complete as of the date hereof;

(b) At the time the Collateral becomes subject to the Lien created by this Agreement, the Pledgor will be the sole, direct, legal and beneficial owner thereof, free and clear of any Lien, claim, option or right of others except for the security interest created by this Agreement and the other Loan Documents;

(c) The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment and performance when due of the Secured Obligations;

(d) It has full power, authority and legal right to pledge the Collateral pursuant to this Agreement;

(e) This Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; and

(f) All certificates, agreements or instruments representing or evidencing the Pledged Equity, if any, in existence on the date hereof have been delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank.

5. Dividends and Voting Rights. The Secured Party agrees that unless an Event of Default shall have occurred and be continuing, the Pledgor may, to the extent the Pledgor has such right as a holder of the Pledged Equity, vote and give consents, ratifications and waivers with respect thereto, except to the extent that, any such vote, consent, ratification or waiver would materially detract from the value thereof as Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement or this Agreement. The Secured Party agrees that the Pledgor may, unless an Event of Default shall have occurred and be continuing, receive and retain all dividends and other distributions with respect to the Pledged Equity.

6. Further Assurances. The Pledgor shall, at its own cost and expense, defend title to the Collateral and the first priority Lien of the Secured Party therein against the claim of any person claiming against or through the Pledgor and shall maintain and preserve such perfected first priority security interest for so long as this Agreement and the other Loan Documents shall remain in effect. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or reasonably desirable, or that the Secured Party may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

7. Transfers and Other Liens. The Pledgor agrees that it will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any Lien, option, right of first offer or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein except as expressly provided for herein, in the Credit Agreement, or with the prior written consent of the Secured Party.

8. Reasonable Care. The Secured Party shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property.

9. Various Rights and Remedies. If any Event of Default shall occur and be continuing, then and in each such case (except as prohibited by applicable Requirements of Law):

(a) the Secured Party shall have, in addition to any other rights and remedies contained in this Agreement or any of the other Loan Documents, all of the rights and remedies of a secured party under the UCC or other applicable law, all of which rights and remedies shall be cumulative and none exclusive. In addition, the Secured Party may, with or without judicial process or the aid and assistance of others, and to the fullest extent permitted in compliance with all Requirements of Law, without demand and without advertisement, notice, hearing or process of law, all of which the Pledgor hereby waives to the fullest extent permitted by applicable Requirements of Law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale, at any exchange or broker’s board or elsewhere, by one or more contracts, in one or more parts, for cash, upon credit or otherwise, at such prices and upon such terms as the Secured Party deems advisable, in its sole discretion (subject to any and all mandatory Requirements of Law). Moreover, the Secured Party may purchase all or any part of the Collateral - at public or, if permitted by applicable Requirements of Law, private sale, and in lieu of actual payment of all or any of such purchase price, may set-off the amount of such price against the Secured Obligations then owing.

(b) any notice required (and not validly waived in accordance with all applicable Requirements of Law) to be given by the Secured Party of a sale or other disposition or other intended action by the Secured Party with respect to any of the Collateral may be delivered to the Pledgor as provided in Section 12, at least ten (10) days prior to such proposed action, and such notice shall constitute fair and reasonable notice to the Pledgor of any such action. The net proceeds realized by the Secured Party upon any sale or other disposition, after deduction for the expense or retaking, holding, preparing for sale, selling or the like and the reasonable out-of-pocket attorneys’ fees, legal expenses and court costs actually paid or incurred by the Secured Party shall be applied toward satisfaction of the Secured Obligations in such order and in such amounts as the Secured Party shall determine in its sole discretion. The Secured Party will account to the Pledgor for any surplus (after full (other than contingent indemnification obligations for which no claim has been asserted) and final payment and satisfaction of all Secured Obligations) realized upon such sale or other disposition. If, on the other hand, the net proceeds as aforesaid are insufficient to fully and finally satisfy all of the Secured Obligations, the Pledgor will remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendition of any judgment or decree for any deficiency shall not affect the Secured Party’s security interest in the Collateral until all of the Secured Obligations fully and finally paid and satisfied in full (other than contingent indemnification obligations for which no claim has been asserted).

(c) the Secured Party may, without notice to the Pledgor, and at such time or times as the Secured Party in its sole discretion may determine after the occurrence and during the continuance of an Event of Default, exercise any and all of the Pledgor’s rights in, to and under, or in any way connected with or related to, any or all of the Collateral. The Pledgor hereby irrevocably designates, constitutes and appoints the Secured Party as the Pledgor’s true and lawful attorney and agent-in-fact for the purpose of taking any such action in the name and on behalf of the Pledgor during the existence of such Event of Default.

(d) the Secured Party shall also have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by the Secured Party to enforce its rights and remedies hereunder in order to manage, protect and preserve the Collateral and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the-Secured Obligations until a sale or other disposition of the Collateral shall be finally made and consummated.

10. No Waiver and Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

11. Amendments. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Pledgor therefrom shall be effective unless the same shall be in writing and signed by the Secured Party and the Pledgor, and then such amendment, modification, supplement, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given.

12. Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be addressed to the party to be notified as follows:

If to the Secured Party:	KeyBank National Association
660 White Plains Road, 2nd Floor
Tarrytown, NY 10591
Attention: John J. Sullivan

With a copy to:	Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
Attention: Alex Yim

If to the Pledgor:	NYM Holding, Inc.
2-39 54th Ave.
Long Island City, NY 11101
Attention: Long Deng

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and five (5) Business Days after the same shall have been deposited with the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) one (1) Business Day after deposit with a reputable overnight carrier with all charges prepaid, or (iii) when delivered, if hand-delivered by messenger.

13. Continuing Security Interest. This Agreement shall create a continuing first priority Lien in the Collateral and shall (a) remain in full force and effect until payment and performance in full of the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted), (b) be binding upon the Pledgor, its successors and assigns, and (c) inure to the benefit of the Secured Party and its successors, transferees and permitted assigns; provided, that the Pledgor may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Secured Party.

14. Termination; Release. On the date on which all Loans and other Secured Obligations have been paid and performed in full (other than contingent indemnification obligations for which no claim has been asserted), the Secured Party will, at the sole expense of the Pledgor, (a) duly assign, transfer and deliver to or at the direction of the Pledgor (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession of the Secured Party, together with any monies at the time held by the Secured Party hereunder, and (b) execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York applicable to contracts fully executed, delivered and performed in the State of New York, regardless of where actually executed, delivered and performed and regardless of contrary rules or principles of conflicts or choice of laws; except to the extent that the validity or perfection of the security interest or the remedies hereunder in respect of the Collateral are governed by the laws of a jurisdiction other than New York.

16. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the Loan Documents constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NYM HOLDING, INC.,
as Pledgor

By:
Name:
Title:

[Signature Page to Pledge Agreement]

KEYBANK NATIONAL ASSOCIATION,
as Secured Party

By:
Name:	John J. Sullivan
Title:	Senior Vice President

[Signature Page to Pledge Agreement]

SCHEDULE 1

Pledged Equity

Company	Owner Of Equity Interest	Certificate No.	No. Of Shares/Units	% Ownership
New York Mart 8 Ave, Inc.	NYM Holding, Inc.	[ ]	[ ]	100%
New York Mart Ave U 2nd, Inc.	NYM Holding, Inc.	[ ]	[ ]	100%
New York Mart East Broadway Inc.	NYM Holding, Inc.	[ ]	[ ]	100%
New York Supermarket East Broadway Inc.	NYM Holding, Inc.	[ ]	[ ]	100%
New York Mart Group Inc.	NYM Holding, Inc.	[ ]	[ ]	100%
Ming’s Supermarket, Inc.	NYM Holding, Inc.	[ ]	[ ]	100%
New York Mart Mott St., Inc.	NYM Holding, Inc.	[ ]	[ ]	100%
New York Mart Roosevelt, Inc.	NYM Holding, Inc.	[ ]	[ ]	100%
New York Mart Sunrise, Inc.	NYM Holding, Inc.	[ ]	[ ]	100%
Zen Mkt Quincy, Inc.	NYM Holding, Inc.	[ ]	[ ]	100%
Strong America Limited	NYM Holding, Inc.	[ ]	[ ]	100%

EXHIBIT H

Form of Security Agreement

[Attached on the following page.]

EXECUTION COPY

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of December 23, 2016 by and among between NYM HOLDING, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO, as Grantors (collectively, the “Grantors”, and each a “Grantor”), and KEY BANK NATIONAL ASSOCIATION, a national banking association having an office at 660 White Plains Road, 2nd Floor, Tarrytown, NY 10591 (the “Secured Party”).

RECITALS:

WHEREAS, the Borrower and the Secured Party are parties to that certain Credit Agreement dated as of even date herewith (as the same may be amended, restated, modified, supplemented or replaced from time to time, the “Credit Agreement”), make available to the Borrower a $5,000,000 revolving credit facility for the making, from time to time, of Advances (as defined therein) and the issuance, from time to time, of Letters of Credit (as defined therein), (ii) make the Effective Date Term Loan (as defined therein) in an aggregate principal amount of $15,000,000 on the Effective Date (as defined therein), and (iii) make the Delayed Draw Term Loan (as defined therein) in an aggregate principal amount of up to $5,000,000 on or within 365 days following the Effective Date, in each case on the terms and subject to the conditions set forth in the Credit Agreement; and

WHEREAS, it is a condition to entering into the Credit Agreement that the Borrower and the other Grantors grant to the Secured Party a first-priority security interest in the Collateral (as such term is hereinafter defined) to secure full and timely payment and performance of all of the Secured Obligations (as such term is hereinafter defined).

NOW, THEREFORE, in consideration of premises and the covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties, intending to be bound, hereby agree as follows (with certain capitalized terms used herein being defined in Article 1):

ARTICLE I.: DEFINED TERMS

Section 1.1. Definitions: All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement. Notwithstanding the foregoing, for purposes of this Agreement, the following capitalized terms have the meanings set forth below or otherwise as set forth when first used herein.

“Agreement” has the meaning set forth in the preamble hereto.

“Collateral” means all of the following, whether currently or hereafter existing or created or arising: (a) all assets of the Grantors, whether now owned or hereafter acquired, and all proceeds of the same, including but not limited to, Equipment (including machinery, vehicles and furniture), Fixtures, Accounts, Deposit Accounts, Inventory, Investment Property, Instruments (including promissory notes), Chattel Paper (including electronic chattel paper), Documents (including documents of title), and General Intangibles (including payment intangibles, trademarks, service marks, trade names, patents, copyrights, licenses and franchises), Money and Supporting Obligations, together with any and all replacements thereof and accessions and additions thereto and including, without limitation: (a) all gross receipts of the Grantors including, but not limited to, all funds, receipts, reimbursements, revenues, income, grants, gifts, bequests and all other monies received or receivable by the Grantors; (b) (i) all rights of the Grantors in, to and under all licenses, permits, agreements, documents, contracts, instruments, plans, approvals, applications, trade names, insurance policies, equipment leases, purchase and sale agreements, environmental indemnification agreements, property management agreements, asset management agreements, development agreements and other instruments described or existing with respect to any Grantor, and any amendments or modifications thereto, any replacements thereof and any other similar documents or instruments, now in existence or hereafter executed by any Grantor or now in the possession of any Grantor or hereafter obtained by any Grantor (collectively, the “Documents”) and (ii) all rights, powers, privileges, claims, remedies and causes of action of every kind which any Grantor now has or may in the future have with respect to or by reason of its interest in the Documents. The terms “Equipment”, “Fixtures”, “Accounts”, “Deposit Accounts”, “Inventory”, “Investment Property”, “Instruments”, “Chattel Paper”, “General Intangibles”, “Money” “and “Supporting Obligations” shall have the meanings assigned to such terms under the Uniform Commercial Code.

“Indemnitee” has the meaning ascribed to such term in Section 3.9 below.

“Requirement of Law” means, as to any Person, any statute, law, rule, treaty, regulation, ordinance, protocol, code, guideline, order, writ, judgment, injunction, decree, award or, determination of an arbitrator or court, or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which any such Person or any of its property or assets may be bound or affected.

“Secured Obligations” means the Obligations and all indebtedness, liabilities, obligations, covenants, indemnifications, and duties of, and all terms and conditions to be observed by, the Grantors now or hereafter due or owing to, or in favor or for the benefit of the Secured Party, of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, in each case in connection with the Credit Agreement, the Notes, the Secured Hedge Agreement and the other Loan Documents, whether now existing or hereafter arising, and whether or not for the payment of money or the performance or non-performance of any act, including, without limitation, any arising out of or under this Agreement.

“Security Interest” means the mortgages, pledges and assignments to the Secured Party of, the continuing security interest of the Secured Party in, and the continuing lien of the Secured Party upon, the Collateral intended to be effected by the terms of this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Agreement may be used interchangeably in the singular or plural form. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limiting the generality of the foregoing”. The word “will” is to be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement or in any other Loan Document, shall be construed to refer to this Agreement or such other Loan Document in its entirety and not to any particular provision thereof, (iv) all references in this Agreement or in any other Loan Document to Articles, Sections, Paragraphs, clauses, Exhibits and Schedules shall be construed to refer to Articles, Sections Paragraphs, and clauses of, and Exhibits and Schedules to, this Agreement or the other Loan Document in which such references appear, (v) any reference to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any. Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.: SECURITY INTEREST

Section 2.1. Grant of Security Interest. To secure the payment, observance and performance of the Secured Obligations, each Grantor hereby mortgages, pledges and assigns all of the Collateral to the Secured Party, and grants to the Secured Party a continuing security interest in, and a continuing lien upon, all of the Collateral.

Section 2.2. Validity and Priority of Security Interest. The Security Interest shall at all times be valid, perfected and enforceable against the Grantors and all third parties, in accordance with the terms hereof, as security for the Secured Obligations, and the Collateral shall not at any time be subject to any Lien that is prior to, on a parity with or junior to such Security Interest other than Permitted Encumbrances.

Section 2.3. Release of Security Interest. If all of the Secured Obligations for the payment of money (other than contingent indemnification obligations for which no claim has been asserted) shall have been fully paid and satisfied, then, the Secured Party shall release the Security Interest and at the request and at the cost and expense of the Grantors following such payment and satisfaction, and the Secured Party shall execute and deliver UCC termination statements and such other instruments as shall be necessary to evidence the termination of the Security Interest.

Section 2.4. Grantors Remain Obligated; Secured Party Not Obligated. The grant by the Grantors to the Secured Party of the Security Interest shall not relieve any Grantor from the performance of any term, covenant, condition or agreement on its part to be performed or observed, or from any liability to any person, under or in respect of any of the Collateral or impose any obligation on the Secured Party to perform or observe any such term, covenant, condition or agreement on any Grantor’s part to be so performed or observed or impose any liability on the Secured Party for any act or omission on the part of such Grantor relative thereto.

Section 2.5. Grantors’ Warranties and Representations. Each Grantor warrants and represents to the Secured Party on the date hereof and on each date that any of the Secured Obligations is outstanding that:

(a) the execution, delivery and performance of this Agreement, and any instrument or other agreement or writing relating to this Agreement, have been duly and validly authorized by such Grantor and do not and will not conflict with any provision of any material agreement, instrument or writing to which such Grantor is now or hereafter becomes a party or by which such Grantor is now or hereafter becomes bound which might have a Material Adverse Effect on such Grantor;

(b) such Grantor has and shall have full power and authority to enter into this Agreement and all other instruments contemplated hereby and to consummate the transactions contemplated hereby;

(c) such Grantor is and shall be justly indebted to the Secured Party for the full amount of the Secured Obligations;

(d) except for Liens in favor of the Secured Party and the Permitted Encumbrances, the Collateral is free from all Liens, and no financing statement covering the Collateral or any proceeds thereof is on file in favor of anyone other than the Secured Party;

(e) this Agreement creates a valid security interest in favor of the Secured Party in the Collateral, and, upon the Secured Party taking the actions required by the Uniform Commercial Code or such other applicable law to perfect the security interest granted to it hereunder, such security interest will constitute a valid and perfected, first-priority security interest in the Collateral (subject to Permitted Encumbrances);

(f) such Grantor’s principal place of business and chief executive office (or, if it has, and has had, only one place of business, the place of business) for the five (5) years preceding the date of this Agreement, the office where it keeps its records concerning the Collateral, and each of its other places of business, are located at such address or at such other addresses set forth in Schedule 2.5(g) hereto; and

(g) such Grantor is in compliance with all Requirements of Law applicable to it, its business and operations, the Collateral and its other property to the extent such violation would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE III.: ADDITIONAL COVENANTS OF GRANTORS

Section 3.1. Required Action. Each Grantor shall take all action that may be reasonably necessary or desirable, or that the Secured Party may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of the Security Interest in the Collateral in conformity with the requirements of this Agreement, or to enable the Secured Party to protect or preserve the Collateral or to protect, preserve, exercise or enforce its rights therein and hereunder, including but not limited to (a) immediately discharging all Liens other than Permitted Encumbrances, (b) compliance with all requirements set forth in this Agreement as to the receipt, holding and/or deposit of payments, distributions and/or proceeds in respect of the Collateral, and (c) executing and delivering agreements, financing statements, instruments of pledge, notices, instructions and assignments, in each case in form and substance reasonably satisfactory to the Secured Party, relating to the creation, validity, perfection, maintenance or continuation of the Security Interest under the Uniform Commercial Code or other applicable law and/or for the purpose of obtaining and maintaining control with respect to any Collateral. The Secured Party is hereby authorized to file one or more financing or continuation statements or amendments thereto without the signature of or in the name of any Grantor to effect the Security Interest granted hereunder in accordance with the terms of the Loan Documents.

Section 3.2. Defense of Collateral. The Grantors shall at all times (a) own or have the right to use all of the Collateral free from any right, title or interest of any third person and (b) defend the Collateral against the claims and demands of all third persons, in each case, other than the holders of the Permitted Encumbrances to the extent of their rights as holders of the Permitted Encumbrances.

Section 3.3. Power of Attorney. To further effectuate the rights and remedies of the Secured Party hereunder upon or at any time after the occurrence and during the existence of an Event of Default (except to the extent prohibited by any applicable Requirement of Law), each Grantor hereby irrevocably appoints the Secured Party attorney-in-fact for such Grantor in the name of such Grantor or the Secured Party, with full power of substitution to sign, execute and deliver any and all instruments and documents and do all acts and things to the same extent as such Grantor could do, to sell, assign and transfer any Collateral including, but not limited to, taking all action necessary or desirable to obtain the approval of any governmental body to the transfer or issuance to the Secured Party or any other person, firm, or corporation of any Collateral. The Secured Party shall not exercise any such power of attorney unless there exists an Event of Default.

Section 3.4. No Name Change. No Grantor shall change its name or conduct its business under any other name, or otherwise take any action which might render any financing statement filed pursuant to this Agreement to be seriously misleading, unless, in each case, it shall have given the Secured Party prior written notice thereof and such action shall not otherwise be prohibited by this Agreement or the Credit Agreement.

Section 3.5. Notice of Impairment or Event of Default. The Grantors shall promptly notify the Secured Party of any material impairment in the value of or any occurrence materially adversely affecting the Collateral as a whole, and of the occurrence of any Event of Default.

Section 3.6. Taxes; Compliance. The Grantors shall fully and timely pay or cause to be paid all taxes, assessments and governmental charges levied or assessed or imposed upon or with respect to any of the Collateral (including, without limiting the generality of the foregoing, pay, deduct and withhold all taxes and other payroll deductions and withholdings in accordance with all Requirements of Law and in any event before the failure to pay the same shall result in any Lien upon any of the Collateral), comply with all applicable Requirements of Law relating to it, the Collateral and its other property, and its business and operations; provided, however, that, except to the extent otherwise provided in any other Loan Document, any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the applicable Grantor shall have set aside on its books appropriate reserves with respect thereto; and provided, further, that, subject to the immediately preceding proviso, the Grantors will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

Section 3.7. Inspection. Upon reasonable prior written notice to any Grantor, the Secured Party’s authorized representatives shall have the right during normal business hours to examine the books and records of such Grantor, to make copies, notes and abstracts therefrom, and to make an independent examination or audit of its books and records for the purpose of verifying the accuracy of the reports delivered by the Borrower pursuant to Section 5.2 of the Credit Agreement or otherwise and ascertaining compliance with this Agreement and the other Loan Documents; provided, that unless an Event of Default has occurred and is continuing such Grantor shall not be responsible for the reasonable out-of-pocket costs and expenses of the Secured Party in connection with each such examination, inspection or audit more than three (3) times per Fiscal Year. Each Grantor hereby authorizes (x) the Secured Party to obtain all records and files relating to any of the Collateral from any entity (including any service bureau or the like) maintaining the same on behalf of such Grantor and (y) each such entity to deliver the same to the Secured Party.

Section 3.8. Information. In addition to such other information as shall be specifically provided for herein, each Grantor shall furnish to the Secured Party such other information with respect to itself and the Collateral as the Secured Party may reasonably request from time to time.

Section 3.9. Indemnification. Each Grantor agrees, on demand, to defend, protect, indemnify and hold harmless the Secured Party and each of its Affiliates, officers, directors, employees, agents and attorneys, and their respective successors, assigns, estates and representatives (each, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable out-of-pocket fees and disbursements of counsel for such Indemnitee actually incurred in connection with any action or proceeding between any Grantor and any Indemnitee or between any Indemnitee and any third party or otherwise, whether or not relating to any investigative, administrative or judicial proceeding and whether or not such Indemnitee shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitee (whether direct, indirect, special or consequential and whether based on any federal, state or local, or foreign, laws or other statutory regulations, including, without limitation, environmental laws, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of the grant or exercise of any right or remedy arising out of this Agreement, or the breach by any Grantor of any of its obligations, covenants, representations, or warranties pursuant to any Loan Document; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The covenants of the Grantors contained in this Section 3.9 shall survive the payment in full of all of the other Secured Obligations.

ARTICLE IV.: RIGHTS AND REMEDIES.

Section 4.1. Various Rights and Remedies. If any Event of Default shall occur and be continuing, then and in each such case (except as prohibited by applicable Requirements of Law):

(a) The Secured Party shall have, in addition to any other rights and remedies contained in this Agreement or any of the other Loan Documents, all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable law, all of which rights and remedies shall be cumulative and none exclusive. In addition, the Secured Party may, with or without judicial process or the aid and assistance of others, and to the fullest extent permitted in compliance with all Requirements of Law, without demand and without advertisement, notice, hearing or process of law, all of which each Grantor hereby waives to the fullest extent permitted by applicable Requirements of Law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale, at any exchange or broker’s board or elsewhere, by one or more contracts, in one or more parts, for cash, upon credit or otherwise, at such prices and upon such terms as the Secured Party deems advisable, in its sole discretion (subject to any and all mandatory Requirements of Law). Moreover, the Secured Party may purchase all or any part of the Collateral - at public or, if permitted by applicable Requirements of Law, private sale, and in lieu of actual payment of all or any of such purchase price, may set-off the amount of such price against the Secured Obligations then owing.

(b) Any notice required (and not validly waived in accordance with all applicable Requirements of Law) to be given by the Secured Party of a sale or other disposition or other intended action by the Secured Party with respect to any of the Collateral may be deposited in the United States mails and addressed to the Grantors as provided in Section 5.7 hereof, at least ten (10) days prior to such proposed action, and such notice shall constitute fair and reasonable notice to the Grantors of any such action. The net proceeds realized by the Secured Party upon any sale or other disposition, after deduction for the expense or retaking, holding, preparing for sale, selling or the like and the reasonable out-of-pocket attorneys’ fees, legal expenses and court costs actually paid or incurred by the Secured Party shall be applied toward satisfaction of the Secured Obligations in such order and in such amounts as the Secured Party shall determine in its sole discretion. The Secured Party will account to the Grantors for any surplus (after full (other than contingent indemnification obligations for which no claim has been asserted) and final payment and satisfaction of all Secured Obligations) realized upon such sale or other disposition. If, on the other hand, the net proceeds as aforesaid are insufficient to fully and finally satisfy all of the Secured Obligations, the Grantors will remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendition of any judgment or decree for any deficiency shall not affect the Secured Party’s security interest in the Collateral until all of the Secured Obligations fully and finally paid and satisfied in full (other than contingent indemnification obligations for which no claim has been asserted).

(c) The Secured Party may, by notice to any Grantor, direct it to, and thereupon such Grantor shall, receive all monies, checks, notes, drafts and other payments relating to or constituting proceeds of Collateral in trust for the Secured Party, not commingle the same with any other property or funds of such Grantor and, unless the Secured Party shall have otherwise instructed such Grantor, deliver or cause to be delivered all such payments in the exact form received, together with any necessary endorsements, to the Secured Party. The Secured Party may notify, or require any Grantor to notify, in writing or otherwise, (i) each obligor with respect to any Collateral to make payment directly to, and (ii) each person maintaining a lockbox or similar arrangement to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to, the Secured Party. If, notwithstanding the giving of any notice, any such person shall make any payment to such Grantor, such Grantor shall hold all such payments it receives in trust for the Secured Party, without commingling the same with other funds or property of such person, and shall deliver the same to the Secured Party immediately upon receipt by such Grantor in the identical form received, together with any necessary endorsements. The Secured Party may, without notice to the Grantors, and at such time or times as the Secured Party in its sole discretion may determine after the occurrence and during the continuance of an Event of Default, exercise any and all of any Grantor’s rights in, to and under, or in any way connected with or related to, any or all of the Collateral, including, but not limited to (w) demanding and enforcing payment and performance of, and exercising all of the Grantors’ rights and remedies with respect to the collection or enforcement of, any or all of the Collateral, in each case by legal proceedings or otherwise, (x) settling, adjusting, compromising, extending or renewing and discharging and releasing any or all of, and any legal proceedings brought to collect or enforce any or all of, the Collateral, (y) preparing, filing and signing the name of any Grantor on (i) any proof of claim or similar document to be filed in any bankruptcy or similar proceeding involving any Grantor with respect to any Collateral to the extent such Grantor has not done so, and (ii) any notice of lien, assignment or satisfaction of lien, or similar document in connection with any Collateral, and (z) using the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral or any of them to which such Grantor has access, except that the Secured Party shall not have access to files relating to such Grantor’s clients to the extent that such information is required to be kept private and confidential under New York State privacy laws. Each Grantor hereby irrevocably designates, constitutes and appoints the Secured Party as its true and lawful attorney and agent-in-fact for the purpose of taking any such action in the name and on behalf of such Grantor. The Secured Party may settle or adjust disputes and claims directly with obligors with respect to any Collateral for amounts and on terms which the Secured Party considers commercially reasonable under the circumstances and in all such cases only the net amounts received by the Secured Party in payment of such amounts, after deductions of out-of-pocket costs of collections and reasonable attorney’s fees, actually incurred shall be applied to reduce the Secured Obligations.

(d) The Secured Party, to the extent permitted by applicable requirements of law, shall have the right to enter and remain upon the various premises of any Grantor and to use the same, together with materials, supplies, books and records of such Grantor all without cost or charge to the Secured Party, for purpose of liquidating or collecting the Collateral, or for conducting and preparing for sale of the Collateral, whether by foreclosure, auction or otherwise.

(e) The Secured Party shall also have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by the Secured Party to enforce its rights and remedies hereunder in order to manage, protect and preserve the Collateral and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the-Secured Obligations until a sale or other disposition of the Collateral shall be finally made and consummated.

Section 4.2. Effect of Failure to Enforce. The Secured Party’s failure at any time or times hereafter to require strict performance by any Grantor of any of the provisions, warranties, terms and conditions contained in this Agreement or in any other Loan Document shall not waive, affect or diminish any right of the Secured Party at any time or times hereafter to demand strict performance therewith and such right shall not be deemed to have been waived by any act or knowledge of the Secured Party, its agent or employees, unless such waiver is contained in an instrument in writing signed by the Secured Party and directed to the Grantors specifying such waiver, and in such case such waiver will only be effective to the extent expressly set forth therein. No waiver by the Secured Party of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion.

Section 4.3. Waiver of Bond Requirements. If the Secured Party seeks to take possession of any or all of the Collateral by court process or seeks to take any other action pursuant to this Agreement, each Grantor hereby irrevocably waives to the maximum extent permitted by applicable Requirements of Law the necessity of obtaining or posting or providing any bond, surety or other security relating thereto otherwise required by applicable Requirements of Law or otherwise as an incident to such possession, and waives any demand for possession prior to the commencement of any suit or action to recover with respect thereto.

Section 4.4. Liability for Costs. The Grantors shall pay on demand all actual reasonable costs and out-of-pocket expenses of the Secured Party (including, without limitation, reasonable attorneys’ fees and disbursements and money reasonably spent by the Secured Party to discharge any Liens against the Collateral) in any way relating to or arising out of any Grantor’s failure to timely pay, discharge and perform all of the Secured Obligations and/or any other Event of Default, and/or the enforcement and exercise of the Secured Party’s rights and remedies under this Agreement or arising out of the grant of the Security Interest, and, until all such sums are paid, the obligation to pay such sums shall be secured by the Collateral and be deemed costs of collection and part of the Secured Obligations.

ARTICLE V.: MISCELLANEOUS

Section 5.1. Waivers. Each Grantor hereby waives to the maximum extent permitted by applicable Requirements of Law notice of the acceptance of this Agreement and all other notices, demands or protests to which such Grantor might otherwise be entitled by applicable Requirements of Law with respect to this Agreement, the Secured Obligations or the Collateral. The Secured Party shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of any rights pertaining to the Collateral beyond reasonable care in the custody and the preservation thereof. The Secured Party may exercise its rights and remedies with respect to the Collateral without resorting to or regard to other security or sources for payment. All rights and remedies of the Secured Party hereunder or with respect to any Secured Obligations or the Collateral shall be cumulative, and not exclusive, and shall be in addition to all other rights and remedies of the Secured Party under any other Loan Document, applicable law, and equity, and may be exercised concurrently, or in any order and at any time, and nothing herein or in any other Loan Document, or under applicable law or equity shall be construed as limiting any such rights or remedies or requiring them to be exercised in any order or to be exhausted before exercising another right.

Section 5.2. Assignment. If at any time or times by sale, assignment, negotiation, pledge or otherwise, the Secured Party transfers any of the Secured Obligations in accordance with the provisions of the Loan Documents, such transfer shall carry with it the Secured Party’s rights and remedies under this Agreement with respect to the Secured Obligations transferred, and the transferee shall become vested with such rights and remedies whether or not they are specifically referred to in the transfer. If and to the extent the Secured Party retains any of the Secured Obligations, the Secured Party shall continue to have the rights and remedies herein set forth with respect thereto.

Section 5.3. Reserved.

Section 5.4. Effect and Construction of this Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding of the parties and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. The parties have participated jointly in the negotiations and drafting of this Agreement and each of the other Loan Documents, and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Loan Document. In the event of any inconsistencies between the terms and conditions of this Agreement and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control and be binding. The captions used herein are for convenience only and shall not control or affect the meaning of construction of the provisions of this Agreement, and shall not be deemed to be a substantive part of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, when taken together shall constitute one and the same agreement. Copies of signatures sent by electronic mail in PDF format shall constitute originals.

Section 5.5. Cooperation - Further Assistance. Subject to the terms and conditions herein provided, each Grantor shall use its commercially reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things necessary, proper and advisable under the provisions of this Agreement and under applicable Requirements of Law to consummate and make effective the transactions contemplated by this Agreement.

Section 5.6. Jurisdiction; Waiver of Jury Trial. Any action or suit in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby may be brought in a court of record in New York, the parties hereto irrevocably submitting and consenting to the non-exclusive jurisdiction of each thereof, and each party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and claim that the same has been brought in an inconvenient forum. Service of process may be made on the other party by mailing a copy of the summons to such party, by registered mail, at its address to be used for the giving of notices under this Agreement or any other Loan Document. IN THE EVENT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, EACH GRANTOR AND THE SECURED PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY AND AGREE THAT SUCH LITIGATION SHALL BE DECIDED BY COURT TRIAL AND THAT THE GRANTORS OR THE SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE FOREGOING WAIVER.

Section 5.7. Notices. All notices, consents, demands, and other communications required or permitted hereunder shall be in writing and shall be delivered in accordance with Section 11.5 of the Credit Agreement.

Section 5.8. Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts fully executed, delivered and performed in the State of New York, regardless of where actually executed, delivered and performed and regardless of contrary rules or principles of conflicts or choice of laws; except to the extent that the validity or perfection of the Security Interest or the remedies hereunder in respect of the Collateral are governed by the laws of a jurisdiction other than New York.

Section 5.9. No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of any Grantor or the Secured Party, but only by an agreement in writing signed by the party(ies) against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 5.10. Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all of the other Loan Documents, and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed as of the day and year first written above.

GRANTORS:

NYM HOLDING, INC.

By:
Name:
Title:

NEW YORK MART 8 AVE, INC.

By:
Name:
Title:

NEW YORK MART EAST BROADWAY INC.

By:
Name:
Title:

NEW YORK SUPERMARKET EAST BROADWAY INC.

By:
Name:
Title:

NEW YORK MART GROUP INC.

By:
Name:
Title:

[Signature Page to Security Agreement]

MING’S SUPERMARKET, INC.

By:
Name:
Title:

NEW YORK MART MOTT ST., INC.

By:
Name:
Title:

NEW YORK MART ROOSEVELT, INC.

By:
Name:
Title:

NEW YORK MART SUNRISE, INC.

By:
Name:
Title:

ZEN MKT QUINCY, INC.

By:
Name:
Title:

STRONG AMERICA LIMITED

By:
Name:
Title:

[Signature Page to Security Agreement]

SECURED PARTY:

KEYBANK NATIONAL ASSOCIATION

By:
Name:	John J. Sullivan
Title:	Senior Vice President

[Signature Page to Security Agreement]

SCHEDULE 2.5(G)

Principal Place of Business and Chief Executive Office, Etc.

Loan Party	Address of Chief Executive Office
NYM Holding, Inc.	2-39 54th Ave, Long Island City, NY 11101
New York Mart 8 Ave, Inc.	6023 8th Ave., Brooklyn, NY 11220
New York Mart East Broadway Inc.	75 East Broadway, New York, NY 10002
New York Supermarket East Broadway Inc.	75 East Broadway, New York, NY 10002
New York Mart Group Inc.	2-39 54th Ave, Long Island City, NY 11101
Ming’s Supermarket, Inc.	1102 Washington St, Boston, MA 02118
New York Mart Mott St., Inc.	128 Mott St. New York, NY 10013
New York Mart Roosevelt, Inc.	142-41 Roosevelt Ave, Flushing, NY 11354
New York Mart Sunrise, Inc.	10065 Sunset Strip, Sunrise, FL 33322
Zen Mkt Quincy, Inc.	733 Hancock St, Quincy, MA 02170
Strong America Limited	2-39 54th Ave, Long Island City, NY 11101